SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934

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Tidewater Inc.

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TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

June 19, 2015

To Our Stockholders:

You are cordially invited to attend the 2015 Annual Meeting of Stockholders of Tidewater Inc. to be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on July 30, 2015 at 10:00 a.m., Central Time.

The attached Notice of Annual Meeting and Proxy Statement describe the formal business to be conducted at the meeting. Our directors and officers will be present at the meeting to respond to your questions.

This year, we are giving certain of our stockholders an option of receiving their proxy materials electronically or in paper form. The Securities and Exchange Commission’s proxy rules allow companies to furnish proxy materials to stockholders by allowing them to access material on the internet instead of mailing a printed set to each stockholder, unless the stockholder requests delivery by traditional mail or electronically by email. In accordance with these rules, beginning on or about June 19, 2015, we began mailing a Notice of Internet Availability of Proxy Materials to certain of our stockholders and made our proxy materials available online. As discussed in greater detail below, the Notice of Internet Availability of Proxy Materials contains instructions on how to access our proxy materials online, as well as how to vote by telephone, online or in person at the annual meeting. Most stockholders will not receive printed copies of the proxy materials unless requested.

You are requested to vote by proxy as promptly as possible. You may vote by telephone or online, or, if you have received a paper copy of our proxy materials, you may vote by signing, dating, and returning the enclosed proxy card in the envelope provided. If you attend the meeting, which we hope that you will, you may vote in person even if you previously voted by proxy.

Sincerely,

JEFFREY M. PLATT

President and Chief Executive Officer

TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The 2015 Annual Meeting of Stockholders of Tidewater Inc. will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on July 30, 2015 at 10:00 a.m., Central Time, for the following purposes:

•	to elect 11 directors, each for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to ratify the selection of Deloitte & Touche LLP as the company’s independent registered public accounting firm for the fiscal year ending March 31, 2016; and

•	to transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on June 8, 2015 are entitled to notice of, and to vote at, the 2015 annual meeting. Our board of directors unanimously recommends that you vote FOR each of the 11 director nominees, FOR approval of our executive compensation, and FOR ratification of our selection of Deloitte & Touche LLP as our auditors.

Your vote is important. If you are unable to attend the meeting in person and wish to have your shares voted, you may vote by telephone or online, or, if you have received a paper copy of our proxy materials, by completing, dating, and signing the enclosed proxy card, and returning it in the accompanying envelope as promptly as possible. You may revoke your proxy by giving a revocation notice to our Secretary at any time before the 2015 annual meeting, by delivering timely a proxy bearing a later date, or by voting in person at the meeting.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

New Orleans, Louisiana

June 19, 2015

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF OUR

PROXY MATERIALS

FOR THE ANNUAL MEETING OF STOCKHOLDERS ON JULY 30, 2015.

This proxy statement and our 2015 annual report

are available at www.edocumentview.com/TDW

REQUIREMENTS FOR ATTENDING THE ANNUAL MEETING IN PERSON

If you plan to attend the annual meeting in person, please bring the following:

1.	proper personal identification (preferably a current driver’s license); and

2.	acceptable proof of ownership if your shares are held in “Street Name.”

“Street Name” means that your shares are held of record by brokers, banks, or other institutions.

We will accept, as proof of ownership of shares you hold in street name, a letter from your broker, bank, or other nominee confirming that you were the beneficial owner of our stock on the record date or an account statement showing that you were the beneficial owner of our stock on the record date.

We reserve the right to deny admission to the meeting to any person other than a stockholder of record on the record date (or a duly-designated proxy) or a beneficial owner of shares held in street name on the record date who has produced acceptable proof of ownership.

If you need directions to the annual meeting, please contact us at (713) 470-5300.

TIDEWATER INC.

601 Poydras Street, Suite 1500

New Orleans, Louisiana 70130

PROXY STATEMENT

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING AND VOTING

Q:	Why am I receiving these proxy materials?

A:	Our board of directors (our “board”) is soliciting your proxy to vote at our 2015 annual meeting because you owned shares of our common stock at the close of business on June 8, 2015, the record date for the meeting, and are entitled to vote those shares at the meeting. This proxy statement, along with a proxy card or a voting instruction form, is being mailed to certain of our stockholders and will be available online at www.edocumentview.com/TDW beginning June 19, 2015. This proxy statement summarizes information relevant to your vote on the matters that will be considered at the annual meeting. You do not need to attend the annual meeting in person to vote your shares.

Q:	Why did I receive a one-page “Notice of Internet Availability of Proxy Materials” instead of a full set of proxy materials?

A:	Under rules adopted by the Securities and Exchange Commission (the “SEC”), we are electing to furnish proxy materials to certain of our stockholders online rather than mailing printed copies of those materials. If you received a Notice of Internet Availability of Proxy Materials (“Notice”) by mail, you will not receive a printed copy of our proxy materials unless you request one. Instead, the Notice will instruct you as to how you may access and review the proxy materials on the internet. If you received a Notice by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice.

Q:	On what matters will I be asked to vote?

A:	At the annual meeting, our stockholders will be asked:

•	to elect 11 directors for a one-year term;

•	to approve, on an advisory basis, our executive compensation as disclosed in this proxy statement (the “say-on-pay” vote);

•	to ratify the selection of Deloitte & Touche LLP (“Deloitte & Touche”) as our independent registered public accounting firm for fiscal year 2016; and

•	to consider any other matter that properly comes before the meeting.

Q:	Where and when will the meeting be held?

A:	The meeting will be held at the Four Seasons Hotel, 1300 Lamar Street, Houston, Texas, on July 30, 2015 at 10:00 a.m., Central Time.

Q:	Who is soliciting my proxy?

A:	Our board is soliciting the proxy that you are entitled to vote at our 2015 annual meeting of stockholders. By completing and returning the proxy card or voting instruction form, or by casting your vote by phone or via the internet, you are authorizing the proxy holder to vote your shares of common stock at our annual meeting in accordance with your instructions.

Q:	How many votes may I cast?

A:	With respect to any matter properly presented for a stockholder vote other than the election of directors, you may cast one vote for every share of our common stock that you owned on the record date. With respect to the election of directors, you may cast one vote for every share of our common stock that you owned on the record date for each director nominee.

Q:	What is the total number of votes that can be cast by all stockholders?

A:	On the record date, we had 46,965,458 shares of common stock outstanding, each of which was entitled to one vote per share.

Q:	How many shares must be present to hold the meeting?

A:	Our bylaws provide that the presence at the meeting, whether in person or by proxy, of a majority of the outstanding shares of stock entitled to vote constitutes a “quorum,” which is required to hold the meeting. On the record date, 23,482,730 shares constituted a majority of our outstanding stock entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered in your name with our transfer agent, Computershare, you are the “stockholder of record” with respect to those shares and we have sent these proxy materials directly to you.

If your shares are held on your behalf in a stock brokerage account or by a bank or other nominee, you are the “beneficial owner” of shares held in “street name” and the Notice and/or proxy materials have been forwarded to you by your broker, bank, or nominee who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to instruct your broker, bank, or nominee as to how to vote your shares by using the voting instruction form included in the mailing or by following their instructions for voting by telephone or the internet.

Q:	How do I vote?

A:	You may vote using any of the following methods:

•

Proxy card or voting instruction form:    If your shares are registered in your name, you may vote your shares by completing, signing, and dating the proxy card and then returning it in the enclosed prepaid envelope. If your shares are held in street name by a broker, bank, or other nominee, you should have been provided with a voting instruction form that will provide you with the procedures you should follow to cast your vote.

•

By telephone or the internet:    If your shares are registered in your name, you may also vote by telephone by calling 1-800-652-8683 or online at www.envisionreports.com/TDW by following the instructions at that site. The availability of telephone and online voting for beneficial owners whose shares are held in street name will depend on the voting procedures adopted by your broker, bank, or nominee. Therefore, we recommend that you follow the instructions in the materials they have provided to you.

•

In person at the annual meeting:    You may also vote in person at the annual meeting, either by attending the meeting yourself or authorizing a representative to attend the meeting on your behalf. You may also execute a proper proxy designating that person to act as your representative at the meeting. If you are a beneficial owner of shares, you must obtain a proxy from your broker, bank, or nominee naming you as the proxy holder and present it to the inspector of election with your ballot when you vote at the annual meeting.

Q:	Once I deliver my proxy, can I revoke or change my vote?

A:	Yes. You may revoke or change your proxy at any time before it is voted at the meeting by delivering a written revocation notice to our Secretary or by delivering an executed replacement proxy by the voting deadline. In addition, if you vote in person at the meeting, you will revoke all prior proxies.

Q:	Can my shares be voted if I do not return the proxy card and do not attend the meeting in person?

A:

If you hold shares in street name and you do not provide voting instructions to your broker, bank, or nominee, your shares will not be voted on any proposal that your broker does not have discretionary authority to vote (a “broker non-vote”). Brokers, banks, and other nominees generally only have discretionary authority to vote without instructions from beneficial owners on the ratification of the appointment of an independent registered public accounting firm; they do not have discretionary authority to vote in the absence of instructions from beneficial owners on any other matter proposed in this proxy statement.

Shares represented by proxies that include broker non-votes on a given proposal will be considered present at the meeting for purposes of determining a quorum, but those shares will not be considered to be represented at the meeting for purposes of calculating the vote with respect to that proposal.

If you do not vote shares registered in your name, your shares will not be voted. However, the proxy agent may vote your shares if you execute and return a blank or incomplete proxy card (see “What happens if I return a proxy card without voting instructions?” below regarding record holders).

Q:	What happens if I return a proxy card without voting instructions?

A:	If you properly execute and return a proxy or voting instruction form, your stock will be voted as you specify.

If you are a stockholder of record and you execute and return a blank or incomplete proxy card without voting instructions, the proxy agent will vote your shares (i) FOR each of the 11 director nominees, (ii) FOR the advisory say-on-pay vote, and (iii) FOR the ratification of the selection of Deloitte & Touche as our independent registered public accounting firm for fiscal year 2016.

If you are a beneficial owner of shares and do not give voting instructions to your broker, bank, or nominee, your broker, bank, or nominee will be entitled to vote your shares only with respect to those items over which it has discretionary authority to vote, as discussed above.

Q:	How does Tidewater recommend I vote on each proposal? What vote is required to approve each proposal? What effect do abstentions, withheld votes, and broker non-votes have on each proposal?

A:	The following chart explains what your voting options are with regard to each matter proposed for a vote at the annual meeting, how we recommend that you vote, what vote is required for that proposal to be approved, and how abstentions or withheld votes and broker non-votes affect the outcome of that vote.

Proposal	Your Voting Options	Voting Recommendation of the Board	Vote Required for Approval	Effect of Abstentions or Withheld Votes	Effect of Broker Non-Votes

Election of directors	You may vote “FOR” each nominee or choose to “WITHHOLD” your vote for one or more of the nominees.	The board recommends you vote FOR each of the 11 nominees.	each nominee is elected by plurality of votes cast (but see the note below on our “Majority Voting Policy in Director Elections”)	no effect	no effect

Say-on-pay vote (advisory)	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR approval of our executive compensation as disclosed in this proxy statement.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	no effect

Ratification of our selection of Deloitte & Touche as our auditors	You may vote “FOR” or “AGAINST” this proposal or choose to “ABSTAIN” from voting.	The board recommends you vote FOR ratification of our selection of auditors.	affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on the matter	will count as a vote AGAINST this proposal	not applicable (routine matter on which brokers have discretionary authority to vote uninstructed shares)

Majority Voting Policy in Director Elections.    Although our directors are elected by plurality vote, our board has adopted a majority voting policy requiring any nominee for director who receives a greater number of “WITHHELD” votes than “FOR” votes in an uncontested election to tender his or her resignation for consideration by our board’s nominating and corporate governance committee. You may find more information about our majority voting policy in this proxy statement under the heading “Election of Directors (Proposal 1)—Majority Voting Policy.”

Any Other Matters.    Any other matter that properly comes before the annual meeting will be decided by the vote of the holders of a majority of the shares of common stock present in person or represented by proxy, except where a different vote is required by statute, our certificate of incorporation, or our bylaws.

Q:	Who pays for soliciting proxies?

A:	We pay all costs of soliciting proxies. In addition to solicitations by mail, we have retained Morrow & Co. to aid in the solicitation of proxies for the 2015 annual meeting at an estimated fee of $9,500. Our directors, officers, and employees, in the course of their employment and for no additional compensation, may request the return of proxies by mail, telephone, internet, personal interview, or other means. We are also requesting that banks, brokerage houses, and other nominees or fiduciaries forward the soliciting materials to their principals and that they obtain authorization for the execution of proxies. We will reimburse them for their reasonable expenses.

Q:	What is “householding”?

A:	The delivery rules regarding proxy materials may be satisfied by delivering a single copy to an address shared by two or more stockholders. This method of delivery is referred to as “householding.”

Currently, we are not householding for stockholders of record but if you hold your shares in street name, your broker, bank, or nominee may be householding, unless we or they have received contrary instructions from one or more of the stockholders at a shared address.

If you hold your shares in street name and your proxy materials are being householded, and you wish to receive a separate copy of any of the proxy materials, you may either notify your broker, bank, or nominee directly or you may notify us directly by calling (504) 568-1010 or by sending a written request addressed to our Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130. In either case, upon such a request, we will deliver to you promptly a separate copy of the requested proxy materials. Stockholders sharing an address can also request delivery of a single copy of any of the proxy materials through these methods of notification.

Q:	Could other matters be considered and voted upon at the meeting?

A:	Our board does not expect to bring any other matter before the annual meeting and it is not aware of any other matter that may be considered at the meeting. In addition, under our bylaws, the time has expired for any stockholder to properly bring a matter before the meeting. However, in the unexpected event that any other matter does properly come before the meeting, the proxy holder will vote the proxies in his discretion.

Q:	What happens if the meeting is postponed or adjourned?

A:	Your proxy will still be valid and may be voted at the postponed or adjourned meeting. You will still have the right to change or revoke your proxy until it is voted.

Q:	When will the voting results be announced?

A:	We will announce preliminary voting results at the annual meeting. We will also disclose the voting results on a Form 8-K filed with the SEC within four business days after the annual meeting, which will also be available on our website.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The table below shows the name, address and stock ownership of each person known by us to beneficially own more than 5% of our common stock as of June 8, 2015.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class(1)
RidgeWorth Capital Management LLC	3,982,135	(2)	8.5%
3333 Piedmont Road NE, Suite 1500
Atlanta, Georgia 30305

SouthernSun Asset Management LLC	3,745,800	(3)	8.0%
6070 Poplar Avenue, Suite 300
Memphis, Tennessee 38119

Snow Capital Management, L.P.	3,453,354	(4)	7.4%
2000 Georgetowne Drive, Suite 200
Sewickley, Pennsylvania 15143

BlackRock, Inc.	3,067,823	(5)	6.5%
55 East 52nd Street
New York, New York 10022

The Vanguard Group	3,024,340	(6)	6.4%
100 Vanguard Boulevard
Malvern, Pennsylvania 19355

Sprucegrove Investment Management Ltd.	2,978,727	(7)	6.3%
181 University Avenue, Suite 1300
Toronto, Ontario, Canada M5H 3M7

(1)	Based on 46,965,458 shares of common stock outstanding on June 8, 2015.
(2)	Based on a Schedule 13G filed with the SEC on February 12, 2015 by RidgeWorth Capital Management LLC, an investment adviser and parent company of Ceredex Value Advisors LLC and Certium Asset Management LLC, which has sole voting power over 3,726,995 shares and sole dispositive power over all shares reported.
(3)	Based on a Schedule 13G filed with the SEC on February 13, 2015 by SouthernSun Asset Management LLC, a registered investment adviser, which has sole voting power over 3,101,085 shares and sole dispositive power over all shares reported.
(4)	Based on a Schedule 13G/A filed with the SEC on January 21, 2015 by Snow Capital Management, L.P., an investment adviser, which has sole voting power over 2,804,584 shares and sole dispositive power over all shares reported.
(5)	Based on a Schedule 13G/A filed with the SEC on February 9, 2015 by BlackRock, Inc., which has sole voting power over 2,905,361 shares and sole dispositive power over all shares reported.
(6)	Based on a Schedule 13G/A filed with the SEC on February 10, 2015 by The Vanguard Group, an investment adviser, which has sole voting power over 33,729 shares, sole dispositive power over 2,995,011 shares, and shared dispositive power over 29,329 shares.
(7)	Based on a Schedule 13G filed with the SEC on February 2, 2015 by Sprucegrove Investment Management Ltd., which has sole voting power over 1,754,867 shares, shared voting power over 1,223,860 shares, and sole dispositive power over all shares reported.

SECURITY OWNERSHIP OF MANAGEMENT

The following table sets forth the beneficial ownership of our common stock as of June 8, 2015 by each director, by each executive officer named in the Fiscal 2015 Summary Compensation Table (“named executive” or “NEO”), and by all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and investment power with respect to all shares of our common stock beneficially owned by them.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class of Common Stock(1)	Tidewater Inc. Deferred Stock Units(2)
Directors
M. Jay Allison	—		*	23,258
James C. Day	1,500	(3)	*	21,300
Richard T. du Moulin	27,100	(4)(5)	*	24,212
Morris E. Foster	—		*	14,093
J. Wayne Leonard	10,000	(4)	*	24,212
Richard D. Paterson	—		*	2,289
Richard A. Pattarozzi	7,500	(4)	*	24,212
Jeffrey M. Platt	209,304	(6)(7)	*	—
Robert L. Potter	4,750		*	6,819
Cindy B. Taylor	—		*	18,016
Jack E. Thompson	7,500	(4)	*	21,775
Named Executives(7)
Quinn P. Fanning	113,659	(6)	*	—
Jeffrey A. Gorski	29,246	(6)	*	—
Bruce D. Lundstrom(8)	104,323	(6)	*	—
Joseph M. Bennett	133,155	(6)	*	—
All directors and executive officers as a group (15 persons)	648,037	(9)	1.4%	180,186

*	Less than 1.0%.
(1)	Based on 46,965,458 shares of common stock outstanding on June 8, 2015, and includes for each person and group the number of shares that person or group has the right to acquire within 60 days of June 8, 2015.
(2)	As part of his or her compensation, each non-management director receives a grant of deferred stock units on March 31 of each year under the Directors Deferred Stock Units Plan. Please see “Director Compensation” for more information.
(3)	These shares are held in a family trust for the benefit of Mr. Day and his children. As one of three trustees of the trust, Mr. Day shares voting and investment power over these shares.
(4)	For each of Messrs. du Moulin, Leonard, Pattarozzi, and Thompson, this figure includes 5,000 shares that may be acquired within 60 days upon exercise of non-management director stock options.
(5)	Includes 3,100 shares owned by Mr. du Moulin’s children, as to which he disclaims beneficial ownership.
(6)	The total number of shares shown as beneficially owned by each named executive includes the following:

Named Executive	Shares Acquirable within 60 days upon Exercise of Stock Options	Shares Attributable to the NEO’s Account under our 401(k) Savings Plan
Mr. Platt	112,015	1,947
Mr. Fanning	69,075	1,394
Mr. Gorski	—	560
Mr. Lundstrom	67,432	1,507
Mr. Bennett	83,058	4,343

In addition to the beneficial ownership reported in this table, each of the named executives also holds unvested restricted stock units and phantom stock units as detailed below. For more information on these unvested awards, please see the table entitled “Outstanding Equity Awards at March 31, 2015.”

Named Executive	Unvested Restricted Stock Units	Unvested Phantom Stock Units
Mr. Platt	83,001	50,987
Mr. Fanning	37,325	32,895
Mr. Gorski	37,325	32,895
Mr. Lundstrom	31,743	28,509
Mr. Bennett	24,037	19,737

(7)	Information regarding shares beneficially owned by Mr. Platt, who was a named executive for fiscal 2015 in addition to Messrs. Fanning, Gorski, Lundstrom, and Bennett, appears immediately above under the caption “Directors.”
(8)	Includes 1,925 shares that are subject to a divorce decree and over which Mr. Lundstrom has voting but no investment power.
(9)	Includes (a) 351,590 shares of our common stock that such persons have the right to acquire within 60 days through the exercise of options; (b) 3,100 shares for which the director or executive officer disclaims beneficial ownership; (c) 1,500 shares held in a family trust, over which such person shares voting and investment power; and (d) 9,751 shares attributable to such persons’ accounts in our 401(k) Savings Plan; and (f) 1,925 shares for which the director or officer has voting but no investment power.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Our directors are elected annually. Upon the unanimous recommendation of our nominating and corporate governance committee, our board has re-nominated each of our 11 current board members to serve another term as director. Each director elected at the 2015 annual meeting will serve a one-year term beginning at the annual meeting and ending when his or her successor, if any, is elected or appointed. Assuming stockholders elect all of these director nominees at the annual meeting, our board will continue to have 11 directors.

We intend to vote the proxies received in response to this solicitation “FOR” the election of each of the nominees. If any nominee is no longer a candidate at the time of the annual meeting, we intend to vote the proxies “FOR” the election of the other nominees and proxies may be voted for any substitute nominee of our board. Our board has no information or reason to believe that any nominee will not be a candidate at the time of the annual meeting or, if elected, will be unable or unwilling to serve as a director. In no event will the proxies be voted for more than 11 nominees.

Majority Voting Policy.    Our board has adopted a majority voting policy as a part of its Corporate Governance Policy. Under this policy, any director who stands for re-election in an uncontested election and who receives a greater number of “WITHHELD” votes than “FOR” votes must tender his or her resignation following certification of the stockholder vote. Our board’s nominating and corporate governance committee is required to promptly consider and recommend to our board whether to accept the tendered resignation. Our board will then act on the committee’s recommendation within 90 days following certification of the stockholder vote. We would then promptly and publicly disclose the board’s findings and final decision in a current report on Form 8-K filed with the SEC. A copy of our Corporate Governance Policy, which includes our majority voting policy, may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.” Abstentions, withheld votes and broker non-votes will have no effect on this proposal.

Our board of directors recommends that you vote “FOR” each of the following 11 nominees: M. Jay Allison, James C. Day, Richard T. du Moulin, Morris E. Foster, J. Wayne Leonard, Richard D. Paterson, Richard A. Pattarozzi, Jeffrey M. Platt, Robert L. Potter, Cindy B. Taylor, and Jack E. Thompson.

A biography of each director nominee is set forth below. Each director nominee’s biography contains information regarding that person’s service as a director, business experience, other public company directorships held currently or at any time during the last five years, and the nominee’s experiences, qualifications, attributes, or skills that led the nominating and corporate governance committee and our board to determine that he or she should serve as a director for our company. The information in each biography is presented as of June 8, 2015.

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
M. Jay Allison, 59

M. Jay Allison is the Chief Executive Officer and Chairman of the board of directors of Comstock Resources, Inc., a publicly-traded independent energy company specializing in oil and gas exploration, development and production. He first joined Comstock Resources in 1987 as its Vice President, Secretary, and Director, was appointed Chief Executive Officer in 1988, and was elected the company’s Chairman in 1997. Mr. Allison also served as the President of Comstock Resources from 1988 to 2013.

Mr. Allison holds B.B.A., M.S., and J.D. degrees from Baylor University. From 1981 to 1987, he was a practicing oil and gas attorney with the firm of Lynch, Chappell & Alsup in Midland, Texas. Mr. Allison was Chairman of the board of directors of Bois d’Arc Energy, Inc., a publicly-traded independent exploration company engaged in the discovery and production of oil and natural gas in the Gulf of Mexico, from its formation in 2004 until its merger with Stone Energy Corporation in August 2008.

Mr. Allison is a member of the Board of Regents for Baylor University, former Chair of Legacy Christian Academy in Frisco, Texas, a former trustee of Howard Payne University in Brownwood, Texas and a former member of the Advisory Board for the Salvation Army in Dallas, Texas. Mr. Allison was awarded the Ernst & Young Entrepreneur Of The Year® 2009 Award in the Energy, Chemicals and Mining category.

Mr. Allison brings over 27 years of executive management and public company board experience in the oil and gas industry to our board. In addition, his legal background, his considerable industry knowledge and experience, and his experience with mergers and acquisitions make Mr. Allison a valuable member of our board.

2006

James C. Day, 72

James C. Day is the retired Chairman of the Board and former Chief Executive Officer and President of Noble Corporation, one of the world’s largest offshore drilling companies. He served as Chairman of the board of directors of Noble from 1992 to 2007, as its Chief Executive Officer from 1984 to 2006, and as President from 1984 to 1999 and again from 2003 to 2006.

Mr. Day began his career in the energy sector after his graduation from Phillips University with a Bachelor of Science degree in Business Administration. He joined Noble in 1977. In 2007, he was awarded an Honorary Degree of Doctor of Humane Letters from the University of Oklahoma. Mr. Day has served as a director for Global Industries, Ltd., a publicly-traded provider of offshore marine construction services and Noble Energy Corporation, a publicly-traded oil and gas firm. He is a former chairman of the International Association of Drilling Contractors and the National Ocean Industries Association (NOIA).

2007

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Day currently serves as a director of ONEOK, Inc., the general partner of one of the largest publicly-traded master limited partnerships and among the largest natural gas distributors in the world, and EOG Resources, Inc., a publicly-traded independent oil and gas company with reserves in the United States as well as in Canada, Trinidad, the United Kingdom, and China. He is an honorary director of the American Petroleum Institute, which awarded him the Gold Medal for Distinguished Achievement, the Institute’s highest award. In addition, Mr. Day is a trustee of The Samuel Roberts Noble Foundation, Inc., and is founder, director, and President of The James C. and Teresa K. Day Foundation. He serves on the boards of numerous other civic, business, and not-for-profit organizations.

Mr. Day brings to the board a broad base of knowledge in various segments of the energy sector—from exploration and drilling to delivery and distribution. His extensive management and operational expertise in the oil and gas industry and his public company board service contribute greatly to the board’s skillset. The board also benefits from the perspective Mr. Day gained during his tenure at the helm of a large, publicly-traded company with an international footprint.

Richard T. du Moulin, 68

Richard T. du Moulin currently serves as the President of Intrepid Shipping LLC, a privately held company that manages a fleet of ocean-going vessels. He has held this position since the company was founded in 2002.

After graduating from Dartmouth College, Mr. du Moulin served in the U.S. Navy from 1969 to 1972. In 1974, he received an MBA from Harvard Business School and began his career at OMI Corporation. During his 15 years with OMI, he served as Executive Vice President, Chief Operating Officer, and as a member of the company’s board of directors. He left OMI in 1989 to start his own company, Intrepid Shipping. That same year, he led a group of partners in a buy-out of Marine Transport Lines (MTL), the oldest marine transportation company in America, after which Intrepid took on the name of MTL. The company later went public and became Marine Transport Corporation (MTC), and Mr. du Moulin served as its Chairman and Chief Executive Officer from 1998 to 2002. After the acquisition of several competitors, Mr. du Moulin and partners sold MTC to Crowley Maritime in 2002, paving the way for him to organize and lead a new Intrepid Shipping in 2002.

Mr. du Moulin served as Chairman of Intertanko, the leading trade organization for the tanker industry, from 1996 to 1999. Mr. du Moulin is a recipient of the U.S. Coast Guard’s Distinguished Service Medal and the shipping industry’s highest honors, the Commodore Award and the AOTOS (Admiral of the Ocean Seas).

2003

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. du Moulin is currently a director of Teekay Tankers Ltd., a publicly-traded affiliate of Teekay Corporation, the world’s largest owner/operator of medium-sized crude oil tankers. He is also a director of Pangaea Logistics Co. Ltd., an owner and operator of dry cargo vessels. Mr. du Moulin has served on the board of the American Bureau of Shipping and is a trustee of the National Maritime Historical Society. In addition, Mr. du Moulin is a member of the Board of Trustees and Chairman of the Seamens Church Institute of New York and New Jersey.

Mr. du Moulin has considerable executive management, business development, and merger and acquisition experience. His expertise in many aspects of the maritime transportation industry adds significant value to the board’s knowledge base.

Morris E. Foster, 72

Morris E. Foster retired in 2008 as Vice President of ExxonMobil Corporation and President of ExxonMobil Production Company following more than 40 years of service with the ExxonMobil group.

Mr. Foster joined Exxon in 1965 after his graduation from Texas A&M University with a Bachelor of Science in mechanical engineering. He served in a number of production engineering and management roles domestically as well as in the United Kingdom and Malaysia prior to his appointment in 1995 as a Senior Vice President in charge of the upstream business of Exxon Company, USA. In 1998, Mr. Foster was appointed President of Exxon Upstream Development Company, and following the merger of Exxon and Mobil in 1999, he was named to the position of President of ExxonMobil Development Company. In 2004, Mr. Foster was named President of Exxon Mobil Production Company, the division responsible for ExxonMobil’s upstream oil and gas exploration and production business, and a Vice President of ExxonMobil Corporation.

Mr. Foster currently serves as Chairman of Stagecoach Properties Inc., a real estate holding corporation with properties in Salado, Houston and College Station, Texas; Carmel, California and Argentina and as a member of the Board of Regents of Texas A&M University. In addition, Mr. Foster currently serves as the Chairman of The University of Texas Investment Management Company (UTIMCO) and on the boards of Scott & White Medical Institute and First State Bank of Temple, Texas. He was inducted into Texas A&M University’s Academy of Distinguished Graduates in 1993.

Mr. Foster has extensive executive management experience in both the development and production segments of the oil and gas industry that we serve. He brings a sophisticated working knowledge of the complexity of conducting international operations to our board. In addition, Mr. Foster’s considerable practical experience in achieving integration of business operations following a merger provides a valuable perspective to our board’s evaluation of corporate opportunities.

2010

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
J. Wayne Leonard, 64

J. Wayne Leonard retired as the Chief Executive Officer and Chairman of the board of directors of Entergy Corporation, a Fortune 500 integrated energy company engaged primarily in electric power production and retail distribution operations, in 2013, having served 14 years at Entergy’s helm. Mr. Leonard has over 39 years of experience in the energy and power sector.

Mr. Leonard earned a degree in Accounting and Political Science from Ball State University and an MBA from Indiana University. He is a certified public accountant.

During his tenure as Entergy’s Chief Executive Officer, Mr. Leonard was recognized as one of the top CEOs in the power industry. He received the Platts Global Energy Award of Global Energy CEO of the Year in 2003, having been a finalist for that award for an unprecedented nine consecutive years (2001-2009). Mr. Leonard was named Institutional Investor’s Best CEO (energy/electric utilities) in 2004 and in 2010, and was one of the top four nominees for that award in every year during that period.

Mr. Leonard is a former director of the Edison Electric Institute, the association of shareholder-owned electric companies. He also served as chairman and a trustee of United Way of Greater New Orleans and of the National D-Day Museum Foundation, and currently serves on the boards of various other civic and charitable organizations.

Mr. Leonard has considerable leadership experience in the energy sector, and has widely been recognized as a leader in corporate governance. As a certified public accountant, Mr. Leonard has a sophisticated understanding of financial and accounting matters.

		2003

Richard D. Paterson, 64	Richard D. Paterson is a certified public accountant who retired from PricewaterhouseCoopers LLP (PwC), an international network of auditors, tax and business consultants, in 2011 after 37 years of service. At the time of his retirement, Mr. Paterson served as the global leader of PwC’s Consumer, Industrial Products and Services Practices comprising the automotive, consumer and retail, energy utilities and mining, industrial products, pharmaceutical and health industry sectors. These practices comprised roughly half of PwC’s global revenues. Prior to that role, Mr. Paterson led PwC’s global energy, utilities and mining practice for 9 years and also served as managing partner of PwC’s Houston Office and U.S. Energy Practice. Mr. Paterson was the lead audit partner with responsibility for the audits of ExxonMobil Corporation from 2002 to 2006. Prior to this position, Mr. Paterson lived in Moscow, Russia where he led PwC’s Energy Practice for Europe, Middle East and Africa and also was the lead audit partner responsible for the audit of OAO Gazprom, the largest company in Russia. Mr. Paterson joined PwC in 1974 and was admitted as a partner in 1987. He possesses extensive knowledge of the energy industry and energy value chain and, during his PwC career, was a frequent speaker at the World Energy Congress and World Petroleum Congress.	2014

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Mr. Paterson is a member of the National Association of Corporate Directors where he has earned the distinction of NACD board leadership fellow. He currently serves on the boards of Parker Drilling Company (NYSE:PKD) and Eclipse Resources Corporation (NYSE:ECR), Chairing the audit committees of both companies and serving on the Corporate Governance Committee of Parker Drilling Company. He is a past board member of Zaff GP LLC, the U.S./Russia Business Council, and the U.S. Energy Association.

Mr. Paterson brings a strong finance and accounting background to our board. His public board service deepens the board’s knowledge base. In addition, given the nature and scope of our operations, Mr. Paterson’s extensive international experience and considerable knowledge of the energy industry contributes to the board’s collective ability to monitor the risks and challenges facing our Company.

Richard A. Pattarozzi, 71

Richard A. Pattarozzi currently serves as the independent chairman of our board of directors, having previously served as our lead independent director. Mr. Pattarozzi retired as Vice President of Shell Oil Company in 2000, having joined the Shell family of companies in 1966. He served as President and Chief Executive Officer for both Shell Deepwater Development, Inc. and Shell Deepwater Production, Inc. from 1995 until 1999.

Mr. Pattarozzi previously served on the boards of Superior Energy Services, Inc., a leading provider of specialized oilfield services and equipment, Transocean Inc., the former parent holding company and now a wholly-owned subsidiary of Transocean Ltd., the world’s largest offshore drilling contractor, and Global Industries, Ltd., an offshore engineering and construction company that merged with Technip S.A. in 2011. He is the past Chairman of the Board of Trustees of the Offshore Energy Center. Mr. Pattarozzi received a B.S. in Engineering from the University of Illinois.

Mr. Pattarozzi is a member of the board of FMC Technologies, Inc. and serves as the lead director of Stone Energy Corporation, a publicly-traded independent oil and natural gas exploration and production company. Mr. Pattarozzi also currently serves on the board of trustees of the Army War College in Carlyle, Pennsylvania, and previously served as Chairman of the Board of Trustees of the United Way of Greater New Orleans and as a trustee of the National World War II Museum in New Orleans.

Mr. Pattarozzi has considerable board and senior management experience. His many years of working with publicly-traded, multinational companies deepens our board’s ability to understand and respond to the opportunities and challenges our company faces, which makes him an ideal person to lead our board. In addition, Mr. Pattarozzi’s extensive experience in the oil and gas industry has enabled him to gain a thorough grasp of health, safety, and regulatory matters that affect our company.

2001

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Jeffrey M. Platt, 57

Jeffrey M. Platt has served as the company’s President and Chief Executive Officer since June 1, 2012. Mr. Platt joined the company in 1996 as General Manager of its Brazilian operations. In 2001, he assumed responsibility for all of the company’s joint ventures and business in Mexico. In November 2001, Mr. Platt was promoted to the position of corporate Vice President with responsibility for all of the company’s business activities in South America, Mexico and the Caribbean. In March 2004, he was promoted to Senior Vice President. In this role, he was responsible for the Americas and operations in the Middle East and India. Until his appointment as President and Chief Executive Officer in 2012, Mr. Platt served as the company’s Executive Vice President since July 2006 and Chief Operating Officer since March 2010. Prior to joining the company, Mr. Platt had a 15-year career with Schlumberger Well Services and Rollins Environmental Services.

Mr. Platt graduated from the University of Pittsburgh with a degree in Electrical Engineering. Mr. Platt serves on the boards of Junior Achievement, the Seamen’s Church Institute, The U.S. Coast Guard Foundation, and the National Ocean Industries Association (NOIA).

Mr. Platt’s long tenure with our company has provided him with in-depth industry knowledge and given him considerable first-hand experience with our operating subsidiaries and the international scope of our operations. In addition, he has developed and maintains strong relationships with our clients, and we believe that his presence on our board has been key to a successful senior management transition.

2012

Robert L. Potter, 64

Robert L. Potter retired as President of FMC Technologies, Inc., a publicly-traded global provider of technology solutions for the energy industry, in November 2013. Mr. Potter joined FMC Technologies in 1973 after his graduation from Rice University and served in a number of sales management and operations management roles prior to his appointment in 2001 as Vice President of Energy Processing. Mr. Potter was appointed Senior Vice President of Energy Processing and Global Surface Wellhead in 2007 and Executive Vice President of Energy Systems in 2010 before becoming President in August 2012.

Mr. Potter is a former chairman of the Petroleum Equipment Suppliers Association and currently serves on its board of directors. He is a member of the National Ocean Industries Association, the American Petroleum Institute and the Council of Overseers for the Jones Graduate School of Business at Rice University.

Mr. Potter has extensive operational and managerial experience in the oil services industry, which makes him a valuable addition to our board. Given our increased focus on integrating new technologies and broadening the scope of services we can provide, we expect that Mr. Potter’s in-depth knowledge of many of these technologies will contribute significantly to the board’s ability to evaluate opportunities as they are presented.

2013

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since
Cindy B. Taylor, 53

Cindy B. Taylor has served as President, Chief Executive Officer, and a director of Oil States International, Inc., a publicly-traded, diversified solutions provider for the oil and gas industry, since 2007. Ms. Taylor first joined Oil States in 2000 as Senior Vice President—Chief Financial Officer and Treasurer and served as the company’s President and Chief Operating Officer from 2006 until 2007.

Ms. Taylor began her career in 1984 with Ernst & Young, LLP, a public accounting firm, and held various management positions with that firm until 1992. Ms. Taylor was Vice President—Controller of Cliffs Drilling Company from 1992 to 1999 and Chief Financial Officer of LE Simmons & Associates, Inc. from 1999 to 2000. She holds a B.B.A. degree in Accounting from Texas A&M University and is a Certified Public Accountant in the state of Texas.

Ms. Taylor currently serves on the board of AT&T Inc., a global telecommunications company.

Ms. Taylor brings to our board a wealth of financial and accounting experience, and is one of three audit committee financial experts as confirmed by our board. Not only does Ms. Taylor bring a broad spectrum of management experience to the board—as a former chief financial officer, a former chief operating officer, and a current chief executive officer—she also has a considerable depth of knowledge in each role. Her experience leading a diversified oilfield services company in international transactions enhances our board’s ability to critically evaluate and act upon international opportunities.

2008

Jack E. Thompson, 65

Jack E. Thompson has been employed as an independent management consultant since 2001. An engineer with over 41 years of experience in mining and mine management, Mr. Thompson served as Chairman and Chief Executive Officer of Homestake Mining Company, a publicly-traded gold mining company, from 1994 until it became a subsidiary of Barrick Gold Corporation in 2001. Mr. Thompson then served as Vice Chairman of Barrick, one of the largest pure gold mining operations in the world, until 2005.

Mr. Thompson holds a Bachelor of Science degree in Mining and Engineering from the University of Arizona and an Honorary Doctorate in Mining Management from the South Dakota School of Mines.

Mr. Thompson has previously served on the boards of directors of Rinker Group Ltd., a publicly-traded, Australian-based multinational building products company acquired by CEMEX in 2007, and Stillwater Mining Company, a publicly-traded mining company primarily engaged in the development, extraction, processing, smelting, refining, and marketing of palladium, platinum, and associated metals in Montana. Mr. Thompson has also served as a director of Phelps Dodge Corporation, a publicly-traded copper mining company which was acquired by Freeport-McMoRan Inc. in 2007; Centerra Gold, Inc., a gold mining company that is the largest

2005

Name and Age	Business Experience, Qualifications, and Skills	Tidewater Director since

Western-based gold producer in Central Asia and the former Soviet Union; and Century Aluminum Co., a publicly-traded producer of primary aluminum. In addition, he has previously served as a member of the Advisory Board of Resource Capital Funds, LLP. Mr. Thompson has taught seminars and classes on corporate governance and management at the University of Arizona, Golden Gate University, and the University of California at Davis.

Mr. Thompson is currently a director of Anglo American plc, a U.K. company which is one of the world’s largest diversified mining groups, and previously served as a director of Molycorp, Inc., a publicly-traded integrated rare earth products and technology company. Mr. Thompson is a director of the Lowell Institute for Mineral Resources at the University of Arizona and a member of the University of Arizona’s Industry Advisory Council for the College of Engineering and the Mining Engineering and Geological Department Advisory Council. He also serves as a director, and previously served as Chairman of the board, of the John Muir Health Foundation, the fundraising side of a three hospital non-profit group in Contra Costa County, California.

Born in Cuba and now a naturalized U.S. citizen, Mr. Thompson’s Hispanic background and Spanish language skills bring a welcomed diversity of perspective to our board. While many of our director nominees have backgrounds in the oil and gas industry, Mr. Thompson brings a unique perspective as a mining engineer with independent management experience in a similar extractive industry. His considerable experience with the corporate governance issues faced by multinational companies is also a valuable asset to our board.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS

VOTE “FOR” EACH OF THE ELEVEN NOMINEES FOR DIRECTOR LISTED ABOVE.

Director Nominating Process and Considerations.    The nominating and corporate governance committee is responsible for reviewing and evaluating with our board of directors the appropriate skills, experience, and background desired of board members in the context of our business and the then-current composition of our board. Under our Corporate Governance Policy and the rules of the New York Stock Exchange (“NYSE”), a majority of our directors must be independent. Our board has determined that, with the exception of Mr. Platt, our president and chief executive officer, each of our director-nominees meets the NYSE’s definition of “independence” (discussed in greater detail below under “Board of Directors—Director Independence”).

In considering the composition of our board of directors as a whole, the committee and the board evaluate the skills and experiences of each candidate to ensure that those specific talents, skills, and other characteristics needed to maintain our board’s effectiveness are possessed by an appropriate combination of directors. The committee seeks a diverse group of prospective candidates for board service who possess the requisite characteristics, skills, and experience to make a significant contribution. Our overarching goal is that the unique skills and experiences of each individual director complement and enhance the overall capabilities of the board.

The committee and our board have not adopted specific criteria for selecting director nominees, preferring to maintain the flexibility to evaluate the board’s needs at any given point in time in light of our company’s business model, strategic plan, and the skillset of the then-current members of the board. However, as evidenced by the biographies of our director nominees that appear above, we believe it is important that our board have individual directors who possess skills in such broad areas as:

•	strategic planning and business development;

•	mergers and acquisitions;

•	legal and regulatory compliance;

•	finance and accounting matters;

•	industry experience and knowledge—particularly in the energy services and maritime sectors;

•	demonstrated leadership of large, complex organizations;

•	public company board service; and

•	international business.

Each candidate is evaluated to ensure that he or she possesses personal and professional character and integrity, and each must demonstrate exceptional ability and judgment in his or her respective endeavors. Candidates must possess sufficient time and availability to effectively carry out their duties and responsibilities as a Tidewater director. The committee may employ professional search firms (for which it would pay a fee) to assist it in identifying potential nominees for board service with the right mix of skills and disciplines.

This year, the committee reviewed the qualifications of each of our current directors. As in past years, the committee also reviewed the contributions each has made to our board and the company during his or her respective tenure as a director. The committee unanimously recommended each of these 11 directors be nominated for an additional one-year term. Subsequently, our board unanimously approved this slate of 11 director nominees to be submitted for election by our stockholders at the annual meeting.

Consideration of Candidates Recommended by Stockholders.    Our bylaws provide that a stockholder of our company entitled to vote for the election of directors may nominate candidates for election to our board at our annual meeting of stockholders by complying with the required notice procedures, as described in greater detail below. The nominating and corporate governance committee’s policy is to consider director candidates recommended by stockholders on the same basis and in the same manner as it considers all director candidates.

No director candidates were recommended by stockholders in time for consideration at the 2015 annual meeting. To be timely for our 2016 annual meeting, a stockholder’s notice must be given in writing and delivered or mailed to the company’s Secretary and received at our principal executive offices no earlier than April 21, 2016 and no later than May 16, 2016. However, if the 2016 annual meeting is set for a date more than 30 days before or after July 30, 2016, a stockholder’s notice, in order to be timely, must be received by the close of business on the later of the 90th day prior to the date of the annual meeting or the tenth day following the day on which the meeting date was first publicly announced.

Stockholder recommendations of nominees are required to be accompanied by, among other things, specific information as to the nominees and as to the stockholder making the nomination or proposal. We may require any proposed nominee to furnish such information as may reasonably be required to determine his or her eligibility to serve as a director of our company. A description of these requirements is set forth in the company’s bylaws, which may be obtained as described under “Corporate Governance—Availability of Corporate Governance Materials.”

CORPORATE GOVERNANCE

Our board of directors has adopted corporate governance practices designed to aid the board and management in the fulfillment of their respective duties and responsibilities to our stockholders.

Corporate Governance Policy.    Our board has adopted a Corporate Governance Policy, which, together with our certificate of incorporation, bylaws, and board committee charters, form the framework for the governance of our company. The nominating and corporate governance committee is charged with reviewing the Corporate Governance Policy at least annually to assess the continued appropriateness of those guidelines in light of any new regulatory requirements and evolving corporate governance practices. After this review, the committee recommends any proposed changes to the Corporate Governance Policy to the full board for approval.

Code of Business Conduct and Ethics.    Our board has also adopted a Code of Business Conduct and Ethics. The Code of Business Conduct and Ethics sets forth principles of ethical and legal conduct to be followed by our directors, officers, and employees. The Code requires any employee who reasonably believes or suspects that any director, officer, or employee has violated the Code of Business Conduct and Ethics, company policy or applicable law to report such activities to his or her supervisor or to our Chief Compliance Officer (Mr. Lundstrom, our General Counsel), either directly or anonymously. We do not tolerate retaliation of any kind against any person who, in good faith, reports any known or suspected improper activities pursuant to the Code of Business Conduct and Ethics or assists with any ensuing investigation.

Our Code of Business Conduct and Ethics also references disclosure controls and procedures required to be followed by all officers and employees involved with the preparation of the company’s SEC filings. These disclosure controls and procedures are designed to enhance the accuracy and completeness of the company’s SEC filings and, among other things, to ensure continued compliance with the Foreign Corrupt Practices Act.

Communicating with Directors.    Stockholders and other interested parties may communicate directly with our board, the non-management directors, or any committee or individual director by writing to any one of them in care of our Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130. Our company or the director contacted will forward the communication to the appropriate director. For more information regarding how to contact the members of our board, please visit our website at http://www.tdw.com/about/corporate-governance/communicating-concerns-to-the-board-of-directors/.

Complaint Procedures for Accounting, Auditing, and Financial Related Matters.    The audit committee has established procedures for receiving, reviewing, and responding to complaints from any source regarding accounting, internal accounting controls, and auditing matters. The audit committee has also established procedures for the confidential and anonymous submission by employees of concerns regarding questionable accounting or auditing matters. Interested parties may communicate such complaints to the audit committee chair by following the procedures described under the heading “Communicating with Directors” above. Employees may report such complaints by following the procedures outlined in the Code of Business Conduct and Ethics and through other procedures communicated and available to them. We do not tolerate retaliation of any kind against any person who, in good faith, submits a complaint or concern under these procedures.

Availability of Corporate Governance Materials.    You may access our certificate of incorporation, our bylaws, our Corporate Governance Policy, our Code of Business Conduct and Ethics, and all committee charters under “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com. You also may request printed copies, which will be mailed to you without charge, by writing to us in care of our Secretary, 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130.

BOARD OF DIRECTORS

As of the date of this proxy statement, our board consists of 11 members. Assuming all director nominees are elected, our board will have 11 members following the annual meeting.

Board Meetings and Attendance.    During fiscal year 2015, our board held five meetings. Each incumbent director attended at least 75% of the meetings of the board and of the committees on which he or she served that were held in fiscal 2015 and during his or her service as director. Our board does not have a policy that requires director attendance at annual meetings; however, our board’s practice is to schedule a meeting on the same day as the annual meeting to facilitate director attendance at the annual meeting. All 11 directors who stood for re-election in 2014 attended the 2014 annual meeting of stockholders.

Director Independence.    Our board has affirmatively determined that 10 of our 11 current directors—Messrs. Allison, Day, du Moulin, Foster, Leonard, Paterson, Pattarozzi, Potter, and Thompson, and Ms. Taylor— are independent. In addition, Nicholas J. Sutton, who resigned from our board during fiscal year 2015, was also independent. Dean E. Taylor, who retired as our president and chief executive officer in May 2012 and continued to serve as a non-management director until July 31, 2014, the date of our 2014 annual meeting, was not determined to be independent.

The standards relied upon by the board in affirmatively determining whether a director is independent are comprised of the objective standards set forth in the corporate governance listing standards of the NYSE. In making this determination, our board evaluated responses to a questionnaire completed annually by each director regarding relationships and possible conflicts of interest between each director, the company, and management. In its review of director independence, our board also considered any commercial, industrial, banking, consulting, legal, accounting, charitable, and familial relationships any director may have with the company or management. In determining that Ms. Taylor was independent, the board specifically considered her affiliation with Oil States International, Inc., which provides us with a modest amount of services annually (such as vessel parts, supplies, and labor). For several years, the annual cost of those services has been well below $120,000 and substantially less than 1% of Oil States’ annual revenues.

Board Leadership Structure.    The roles of chairman and chief executive officer are currently held by two different persons—Mr. Pattarozzi serves as our chairman and Mr. Platt serves as our chief executive officer.

Our board believes that, at this time, our current leadership structure best serves the interests of our company and our stockholders by clearly allocating responsibilities between the two offices. As our chief executive officer, Mr. Platt’s primary responsibilities are to manage the day-to-day business and to develop and implement the company’s business strategy with the oversight of, and input from, the board. As chairman, Mr. Pattarozzi’s primary responsibility is to lead the board in its responsibilities of providing guidance to, and oversight of, management.

We have not adopted a policy requiring that these two roles be separate; rather, our board’s policy is to determine from time to time whether it is in the best interests of the company and its stockholders for the roles to be separate or combined. We believe that our board should have the flexibility to make these determinations in a way that will best provide appropriate leadership for our company based on needs of the company at that particular time. If we were to combine these roles in the future, or if the board determines that the chairman is otherwise not independent under NYSE standards, the board will elect a lead independent director at the same time that it elects its chairman.

Executive Sessions of Independent Board Members.    The independent members of the board of directors meet in regularly-scheduled executive sessions presided over by our chairman (or, if our chairman is not independent, our lead independent director). Our Corporate Governance Policy requires at least three such executive sessions per year. At the conclusion of each board meeting, the non-management members have an opportunity to meet in executive session. The non-management and independent directors may schedule additional executive sessions throughout the year. During fiscal 2015, the non-management members of our board (all of our directors except Mr. Platt) met five times in executive session.

Annual Board Self-Assessments.    To assist in its review as to whether the board and its committees are functioning effectively, our board has instituted annual self-assessments of the board and each of its committees. The nominating and corporate governance committee oversees this evaluation process. In fiscal 2015, our board and each of its committees completed self-evaluations and reviewed and discussed the results, making changes as deemed necessary to improve director communications and the overall effectiveness of board and committee meetings.

Role of the Board in Risk Oversight.    While our board as a whole has responsibility for risk oversight, each of our board committees oversees and evaluates risks associated with its respective areas of responsibility, as summarized below under “Composition and Role of Board Committees.” Our board and its committees focus annually on identifying, evaluating, and managing the spectrum of key risks faced by our company. The particular areas of focus include strategic, operational, financial and reporting, compensation, regulatory and compliance, international, and other risks.

COMPOSITION AND ROLE OF BOARD COMMITTEES

Our board currently has four standing committees: audit, compensation, nominating and corporate governance, and finance and investment. Each of these four committees is comprised entirely of independent directors and is governed by a written charter that is reviewed annually and approved by the full board. A copy of each committee charter may be obtained online or by mail as described in “Corporate Governance—Availability of Corporate Governance Materials.”

The current members of each board committee are identified in the following table, which also indicates the number of meetings each committee held in fiscal 2015:

Board Committee
	Audit	Compensation	Nominating and Corporate Governance	Finance and Investment
M. Jay Allison	X			X
James C. Day	Chair		X
Richard T. du Moulin		Chair		X
Morris E. Foster		X		X
J. Wayne Leonard	X		X
Richard D. Paterson	X			X
Richard A. Pattarozzi		X	X
Robert L. Potter		X	X
Cindy B. Taylor	X			Chair
Jack E. Thompson		X	Chair
Number of Meetings in Fiscal 2015	7	7	5	5

Until his resignation from our board during fiscal year 2015, Mr. Sutton served as a member of each of our compensation and nominating and corporate governance committees. Mr. Sutton qualified as an independent member of our board and these committees under SEC rules and other applicable standards.

Audit Committee.    Our board’s audit committee is a separately-designated, standing committee established in accordance with Section 3(a)(58)(A) of the Securities Exchange Act of 1934. Its members are listed in the above chart. The board has determined that three of the five current committee members—Messrs. Leonard and Paterson and Ms. Taylor—qualify as “audit committee financial experts,” as defined by SEC rules.

The main function of our audit committee is to oversee our accounting and financial reporting processes, internal systems of control, independent auditor relationship, and the audits of our financial statements. The audit committee’s key responsibilities are:

•	appointing and retaining our independent auditor;

•	evaluating the qualifications, independence, and performance of our independent auditor;

•	reviewing and approving all services (audit and permitted non-audit) to be performed by our independent auditor;

•	reviewing with management and the independent auditor our audited financials;

•	reviewing the scope, adequacy, and effectiveness of our internal controls;

•	reviewing with management our earnings reports and quarterly financial reports;

•	reviewing, approving, and oversdeeing related party transactions; and

•	monitoring the company’s efforts to mitigate the risk of financial loss due to failure of third parties.

The audit committee is also responsible for any audit reports the SEC requires us to include in our proxy statements. In this proxy statement, the requisite report may be found under the heading “Audit Committee Report.”

Each member of the audit committee satisfies all of the additional independence requirements for audit committee members set forth in the corporate governance listing standards of the NYSE and Rule 10A-3 under the Securities Exchange Act of 1934.

Compensation Committee.    The role of the compensation committee is to assist our board of directors in discharging its responsibilities relating to:

•	overseeing our executive compensation program;

•	reviewing and approving corporate goals and objectives relevant to the compensation of our executive officers and determining and approving the compensation of our executive officers;

•	consideration of all substantive elements of our employee compensation package, including identifying, evaluating, and mitigating any risks arising from our compensation policies and practices;

•	ensuring compliance with laws and regulations governing executive compensation; and

•	engaging in such other matters as may from time to time be specifically delegated to the committee by the board of directors.

Each member of the compensation committee satisfies all of the additional independence requirements for compensation committee members set forth in the corporate governance listing standards of the NYSE, Rule 16b-3 under the Securities Exchange Act of 1934, and Section 162(m) of the Internal Revenue Code.

The compensation committee reports to the board of directors on all compensation matters regarding our executive officers and management and may form and delegate authority to subcommittees when appropriate. The compensation committee is also responsible for reviewing and discussing with management the “Compensation Discussion and Analysis” portion of our proxy statement and, based on such review and discussion, recommending to the board that the Compensation Discussion and Analysis be included in our proxy statement and issuing a Compensation Committee Report to that effect to be included in the proxy statement.

The “Compensation Discussion and Analysis” section of this proxy statement provides a discussion of the process the committee uses in determining executive compensation. Included in the subsection entitled “Process of Setting Compensation” is a description of the scope of the compensation committee’s authority, the role played by our chief executive officer in recommending compensation for the other named executives, and the committee’s engagement of compensation consultants.

Risk Review of Employee Compensation.    Consistent with SEC disclosure requirements, the compensation committee performs an annual risk assessment of our company’s compensation programs. Management has identified the elements of our compensation program that could incentivize management to take risks and has reported to the compensation committee its assessment of those risks and mitigating factors particular to each risk. The compensation committee has concluded that our compensation policies and practices do not create risks that are reasonably likely to have a material adverse effect on our company. Some of the findings the committee considered in reaching this conclusion include:

•	our cash/equity mix strikes an appropriate balance between short-term and long-term risk and reward decisions;

•

the company performance portion of our annual incentive plan is based on company-wide financial and operating performance metrics as well as safety criteria, which are less likely to be affected by individual or group risk-taking;

•	our annual and long-term incentive plans have payout caps;

•	our long-term incentive grants to our officers contain a mix of time-based and performance-based awards with multi-year vesting provisions;

•	our compensation levels and performance criteria are subject to multiple levels of review and approval;

•	we have an executive compensation recovery policy (“clawback”) and stock ownership guidelines for our executives; and

•	our Policy Statement on Insider Trading prohibits hedging and pledging of company securities by all company insiders, including our executives.

Nominating and Corporate Governance Committee.    The purpose of the nominating and corporate governance committee is to:

•	assist our board by identifying individuals qualified to serve as directors of the company and recommending nominees to the board;

•	monitor the composition of our board and its committees;

•	evaluate appropriate compensation levels and design elements of director compensation;

•	recommend to our board a set of corporate governance guidelines for the company;

•	oversee legal and regulatory compliance; and

•	lead our board in its annual review of the board’s performance.

Additional information regarding the nominating and corporate governance committee’s role in nominating directors and the ability of stockholders to recommend candidates for director may be found under “Election of Directors (Proposal 1)—Director Nominating Process and Considerations” and “—Consideration of Candidates Recommended by Stockholders,” respectively.

The nominating and corporate governance committee is also responsible for annually reviewing and setting director compensation and benefits and for reviewing director education programs.

Finance and Investment Committee.    The purpose of the finance and investment committee is to:

•	oversee our company’s financial affairs, policies, and strategies, including its annual and long-term financial plans;

•	monitor investment policies and guidelines for its employee benefit plans;

•	evaluate and analyze the company’s capital structure, tax strategy, and dividend policy; and

•	analyze the company’s financial risk profile.

The finance and investment committee also has responsibility for appointing and monitoring independent investment managers and for overseeing the development of annual operating and capital budgets and making recommendations as appropriate to our board.

DIRECTOR COMPENSATION

FISCAL YEAR 2015 DIRECTOR COMPENSATION TABLE

This table reflects all compensation paid to or accrued by each of our non-management directors during fiscal 2015. The compensation of Mr. Platt, our current president and chief executive officer, is disclosed in the Fiscal 2015 Summary Compensation Table in the section titled “Executive Compensation.” A description of the elements of our director compensation program follows this table.

Name of Director	Fees Earned or Paid in Cash ($)	Stock Awards(1) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(2) ($)	All Other Compensation(3) ($)	Total ($)
M. Jay Allison	78,000	115,012	—	5,000	198,012

James C. Day	93,000	115,012	—	5,000	213,012

Richard T. du Moulin	91,500	115,012	3,058	5,000	214,570

Morris E. Foster	78,000	115,012	—	30,000	223,012

J. Wayne Leonard	73,500	115,012	2,242	—	190,754

Richard D. Paterson	27,849	43,811	—	—	71,660

Richard A. Pattarozzi	200,000	115,012	6,420	5,000	326,432

Robert L. Potter	78,000	115,012	—	—	193,012

Nicholas J. Sutton(4)	36,000	43,839	—	—	79,839

Cindy B. Taylor	88,000	115,012	—	—	203,012

Dean E. Taylor(5)	23,000	38,478	—	5,000	66,478

Jack E. Thompson	89,500	115,012	1,004	5,000	210,516

(1)	For each of our directors, the amount in this column reflects the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the deferred stock units granted to him or her for fiscal 2015 service. Each of the non-management directors, except for Messrs. Sutton, Taylor and Paterson, were granted 6,009 deferred stock units on March 31, 2015. Mr. Sutton resigned during fiscal 2015, while Mr. Taylor did not stand for re-election at our 2014 annual meeting. Each received a pro-rata grant for service during fiscal 2015 (see notes 4 and 5, respectively). Mr. Paterson, who was first appointed director on November 13, 2014, received a pro-rata grant of 2,289 units based on the number of days between his appointment and March 31, 2015, the end of our fiscal year. At the end of fiscal 2015, our non-management directors held the following numbers of deferred stock units: Messrs. du Moulin, Leonard, Pattarozzi, and Thompson, 24,212 units each; Mr. Allison, 23,258 units; Mr. Day, 21,300 units; Ms. Taylor, 20,453 units; Mr. Foster, 14,093 units; Mr. Potter, 6,819 units; and Mr. Paterson, 2,289 units.
(2)	Amounts in this column reflect the change from the prior fiscal year in pension value for each participant in our Director Retirement Plan (which closed to new participants on March 31, 2006 and is frozen). See “Retirement Plan” below for more information.
(3)	For all directors except Mr. Foster, this amount represents the costs of payments and payment commitments pursuant to our Gift Matching Program, which is discussed in greater detail below under “Other Benefits.” For Mr. Foster, the amount represents the final installment of a charitable donation made on behalf of Mr. Foster to Texas A&M University. The company had agreed to make an annual donation of $30,000 for a five-year period (fiscal years 2011 through 2015), business conditions permitting.

(4)	Mr. Sutton resigned from our board on August 17, 2014, and received a pro-rata grant of 881 deferred stock units under the Directors Deferred Stock Units Plan for his service from April 1, 2014 through his resignation date. Following his retirement, Mr. Sutton received a lump sum payout of $898,268 in exchange for all 18,052 units held at retirement.
(5)	Mr. Taylor retired as our president and chief executive officer in May 2012 and continued to serve as a non-management director until July 31, 2014, the date of our 2014 annual meeting, at which he did not stand for re-election. Mr. Taylor received a pro-rata grant of 814 deferred stock units under the Directors Deferred Stock Units Plan for his service from April 1, 2014 through July 31, 2014. Following his departure from the board, Mr. Taylor began receiving installment payments according to his deferral election in settlement of all 5,135 deferred stock units held as of that date (valued at $242,731 as of the date of his departure). In addition, as of March 31, 2015, Mr. Taylor held vested stock options exercisable for 305,424 shares and performance awards (17,030 restricted shares and 19,962 restricted stock units), held subject to their original performance conditions. However, all of Mr. Taylor’s performance awards were forfeited on May 28, 2015 following the committee’s determination that the underlying performance metrics were not met.

We use a combination of cash and equity-based compensation to provide competitive compensation opportunities for our non-management directors and to enable them to meet their stock ownership guidelines. Compensation for the non-management directors for fiscal 2015 consisted of an annual cash retainer; an additional annual cash retainer for each of the chairman and the chair of each board committee; an annual grant of deferred stock units; and other benefits. Officers of the company who also serve as directors do not receive compensation for simultaneous service as a director.

Director Fees. For fiscal year 2015, the cash and equity-based compensation payable to the non-management directors was as follows:

•	an annual cash retainer of $60,000;

•	an additional annual cash retainer of $125,000 for the chairman of the board;

•

an additional annual cash retainer of $15,000 for the chair of each of the audit committee and the compensation committee, and $10,000 for the chair of each of the nominating and corporate governance committee and the finance and investment committee;

•	committee meeting fees of $1,500 per meeting; and

•	an annual grant of deferred stock units valued at date of grant at $115,000 and described in more detail below.

Annual Grant of Deferred Stock Units. Under the Directors Deferred Stock Units Plan, each non-management director receives a grant of deferred stock units on March 31 of each year for service during the fiscal year ending on that date. The number of units each director receives is determined by dividing $115,000 by the fair market value of a share of our common stock on the date of grant, rounded up to the next whole share. Dividend equivalents are credited to each director’s account in the form of additional deferred stock units, priced at the fair market value of our common stock on the date the dividend is declared. A person who becomes a director or leaves the board during the fiscal year receives a pro-rated grant.

Each director receives cash distributions from the Directors Deferred Stock Units Plan according to the plan’s terms and the director’s election. If the director has not made an election with respect to one or more of his or her deferred stock unit grants, those units are paid out in cash when he or she ceases to serve on our board. The cash amount paid to the director is equal to the number of stock units credited to the director’s account in the Directors Deferred Stock Units Plan, multiplied by the fair market value of a share of our common stock valued as of the date of the event that triggers payout. In the event of a change of control of our company, the balance of each non-management director’s account will be paid to him or her in a lump sum, including a pro-rated number of units for the partial year of service beginning at the end of the prior fiscal year through the date of the change of control.

Stock Ownership Guidelines.    Our directors are subject to stock ownership guidelines requiring each director to own and hold company stock worth five times his or her annual cash retainer no later than five years after his or her appointment. Under the guidelines, a director’s annual grants of deferred stock units count as shares of company stock. At the end of fiscal 2015, each of our directors was in compliance with the guidelines except Mr. Paterson, who joined the board in fiscal 2015 and has until January 1, 2020 to comply with the guidelines. These guidelines are described in greater detail under “Compensation Discussion and Analysis— Other Compensation and Equity Ownership Policies—Stock Ownership Guidelines.”

Other Benefits.    We reimburse all directors for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of the board of directors and its committees. In addition, directors are generally eligible to participate in the company’s Gift Matching Program on the same terms as employees. Under this program, the company matches a director’s contribution to an educational institution or foundation up to $5,000 per year. The company may make other charitable contributions on behalf of a director or the full board outside of the Gift Matching Program.

Retirement Plan.    In the past, we provided a Retirement Plan for the benefit of non-management directors who retired from our board on or after reaching age 65 or after completing five or more years of service on our board. We froze benefits under the Retirement Plan as of March 31, 2006 and terminated any further benefit accruals. We calculate payouts under the Retirement Plan assuming a retirement age of 75, which is currently the mandatory retirement age for directors under our Corporate Governance Guidelines.

Only four of our current directors are eligible to participate in the Retirement Plan. Each of Messrs. du Moulin, Leonard, Pattarozzi, and Thompson became directors before March 31, 2006, and therefore upon retirement each will be eligible to receive an annual benefit of $30,000 for no more than five years. If a participating director dies prior to payment of his benefit, a death benefit is payable to his beneficiaries equal to the then-present value of the unpaid benefit. The Retirement Plan provides for the protection of benefits in the event of a change of control of our company and allows a director to elect to be paid out in a lump sum in such event.

The accrued benefits of the board members under the Retirement Plan and their years of credited service are as follows:

Eligible Board Member	Years of Service Credit	Present Value of Retirement Benefit(1)
Richard T. du Moulin	2 1/2	$41,313
J. Wayne Leonard	2 1/2	30,284
Richard A. Pattarozzi	4 1/2	86,719
Jack E. Thompson	1	13,566

(1)	Assumes retirement at age 75 and an 8% fixed rate of return.

ADVISORY VOTE ON EXECUTIVE COMPENSATION (“SAY-ON-PAY VOTE”)

(PROPOSAL 2)

We provide our stockholders annually the opportunity to vote to approve, on a non-binding, advisory basis, the compensation of our named executive officers as disclosed in this proxy statement pursuant to Section 14A of the Securities Exchange Act of 1934, as amended. This vote (commonly referred to as a “say-on-pay” vote) is advisory, which means that the vote on executive compensation is not binding on the company, our board of directors, or the compensation committee of the board of directors. The vote on this resolution is not intended to address any specific element of compensation, but rather relates to the overall compensation of our named executive officers and our compensation philosophy and practices, as described in this proxy statement.

We are asking our stockholders to vote on the following resolution:

RESOLVED, that the compensation paid to the named executive officers as disclosed in the proxy statement for the company’s 2015 annual meeting of stockholders pursuant to Item 402 of Regulation S-K of the rules of the Securities and Exchange Commission is hereby APPROVED.

We understand that executive compensation is an important matter for our stockholders. Our core executive compensation philosophy and practice continue to be based on pay for performance, and we believe that our compensation program is strongly aligned with the long-term interests of our stockholders. In considering how to vote on this proposal, we encourage you to review all of the relevant information in this proxy statement—our Compensation Discussion and Analysis (including its executive summary), the compensation tables, and the rest of the narrative disclosures regarding our executive compensation program.

While this say-on-pay vote is not binding, our compensation committee and board take the views of our stockholders seriously and will review the voting results and consider the outcome of the vote when making future compensation decisions for our named executives. We invite stockholders who wish to communicate with our board on executive compensation or any other matters to contact us as provided under “Corporate Governance—Communicating with Directors.”

Approval of this resolution requires the affirmative vote of the holders of at least a majority of the voting power present or represented by proxy at the annual meeting. Abstentions and withheld votes will be counted as votes against this proposal, and broker non-votes will have no effect on this proposal. See “Questions and Answers about the Annual Meeting and Voting.”

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE “FOR” APPROVAL OF THIS RESOLUTION TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVES AS DISCLOSED IN THIS PROXY STATEMENT.

COMPENSATION DISCUSSION AND ANALYSIS

This section of the proxy statement describes and analyzes our executive compensation philosophy and program in the context of the compensation paid during the last fiscal year to our chief executive officer, our chief financial officer, and our three other most highly-compensated executives. We refer to these executives as our “named executives” or “NEOs.” For fiscal 2015, our named executives were:

•	Jeffrey M. Platt, our President and Chief Executive Officer;

•	Quinn P. Fanning, our Executive Vice President and Chief Financial Officer;

•	Jeffrey A. Gorski, our Executive Vice President and Chief Operating Officer;

•	Bruce D. Lundstrom, our Executive Vice President, General Counsel, and Secretary; and

•	Joseph M. Bennett, our Executive Vice President and Chief Investor Relations Officer.

In this CD&A, we first provide an Executive Summary of our actions and highlights from the fiscal year. We next explain the Compensation Philosophy and Objectives that guide our compensation committee’s executive compensation decisions. We then describe the committee’s Process of Setting Compensation, including the supporting role played by our CEO, Mr. Platt. Finally, we discuss in detail each of the Compensation Components, including, for each component, a design overview as well as the actual results yielded for each named executive in fiscal 2015. We recommend that you read this section of the proxy statement in conjunction with the advisory say-on-pay vote (Proposal 2), as this section contains information you may find relevant to your voting decision.

Executive Summary

Our company operates a diversified fleet of marine service vessels and provides other marine support services to the global offshore energy industry. With operations in most of the world’s significant offshore crude oil and natural gas exploration and production regions, we have one of the broadest global operating footprints in the offshore energy industry. We provide services in support of all phases of offshore exploration, field development, and production, including towing of, and anchor handling for, mobile offshore drilling units; transporting supplies and personnel necessary to sustain drilling, workover, and production activities; offshore construction and seismic support; and a variety of specialized services such as pipe and cable laying. Our international operations are the primary driver of our revenue and earnings, as a substantial portion of our revenues come from operations outside of the United States territorial waters. For more information about our business, please see “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in our Annual Report on Form 10-K for the year ended March 31, 2015.

Overview of Fiscal 2015.    Fiscal 2015 was a challenging year for the entire energy services industry due to a dramatic decline in oil prices over a relatively short period of time. Specifically, the price per barrel of oil was halved from a mid-June 2014 high of over $106 to a December 31, 2014 price of approximately $53. By the last day of our fiscal year, March 31, 2015, oil prices had dropped even lower—to approximately $47 per barrel.

As a service provider in the commodities industry, the market perception of our value, as reflected in the per share trading price of our common stock, is, in large part, dependent upon the market’s view of current, and more importantly, future commodity prices. This correlation is illustrated by the drop in our closing stock price from a June 2014 high of $56.40 per share to a multi-year low of $19.14 per share on the last day of our 2015 fiscal year. As discussed below, this drop resulted in the forfeiture of certain long-term incentive awards held by our named executives for which vesting was based on a relative TSR metric. If our fiscal year had ended one month earlier or one month later, our fiscal year end closing stock price would have been nearly 50% higher ($28.20 on February 27, 2015 and $27.69 on April 30, 2015). Indeed, our average closing stock price over that entire two-month period (one month before and after our fiscal year end) was more than 25% higher ($24.06).

While total stockholder return (“TSR”) is of paramount importance to our stockholders, company, board, and management (for example, nearly one-fourth of our CEO’s fiscal 2015 target total direct compensation is specifically tied to a relative TSR metric), we have never believed it to be the sole measure of the performance of our company or of our management.

Our business is largely dependent upon the spending habits of our customers which, in turn, are largely dependent upon external factors such as oil prices. In addition to TSR, we also evaluate performance based on those core metrics that drive our long-term business growth, and position our company to weather the volatility inherent in our industry—our net earnings, cash flow, safety performance, management of our assets, and liquidity position. The following chart presents highlights from fiscal 2015 in these areas:

Metric	Fiscal 2015 Results
Net Earnings One of the most important measures of our performance.

•    recorded adjusted net earnings of $150 million ($3.08 per share), exclusive of a $284 million non-cash goodwill impairment charge ($215 million after-tax, or $4.43 per share) in a very challenged business environment

Cash Flow A significant source of continuing funding for our operations.

•    increased our cash provided by operations by over 340% to $359 million (compared to $105 million in fiscal 2014)

•    this increase was driven primarily by year-over-year improvements in collections from affiliates in Angola (reducing our net working capital position in Angola from $343 million to $235 million at the respective fiscal year ends)

Safety We are, and intend to remain, an industry leader in safety.	• achieved a successful year in regards to safety performance with a 0.14 Total Recordable Incident Rate (“TRIR”) per 200,000 manhours • this was the second lowest TRIR in our history

Asset Management As a capital-intensive business, management of our assets is key to our success.

•    invested an additional $364 million in new vessels and other capital investments as we near the end of our new vessel construction program

•    completed $124 million of sale/leaseback transactions under attractive terms

Liquidity Strong liquidity increases our operating flexibility.

•    ended fiscal 2015 with solid liquidity of $79 million of cash and cash equivalents and $580 million available under our revolving line of credit, with significantly reduced future CAPX commitments and minimal debt maturities due before fiscal 2019

•    our net debt to net capitalization increased only slightly to 37% (from 35% in fiscal 2014)

Stockholder Return Returning value to our stockholders.

•    repurchased approximately $100 million worth of shares

•    paid approximately $49 million in dividends ($1 per share annually)

•    we have paid dividends at this level since fiscal 2009, and have paid a quarterly dividend each quarter since fiscal 1993

As we move forward into fiscal 2016, we continue to face historically depressed oil prices and a challenged business environment. In response, we have taken steps to focus on operational efficiencies and to implement cost-cutting initiatives, including a general company-wide salary freeze. In addition, we intend to mobilize our vessels to markets where the opportunities are the greatest, and believe that our solid balance sheet and liquidity position will enable us to refine our corporate strategy and outlook in light of changing economic circumstances.

Fiscal 2015 Compensation Highlights.    Highlights of our fiscal 2015 executive compensation program include the following:

•

Alignment of Metrics Used in Annual Incentive Plan with Strategic Goals.    As previously disclosed, the committee approved a change in the company financial metric used in our fiscal 2015 annual incentive program. For fiscal 2015, we used two equally-weighted financial metrics—cash flow from operations (“CFFO”) and vessel operating margin percentage (“VOMP”)—that are aligned with two of our our shorter-term strategic goals as discussed above (cash flow and earnings). The committee also believes that these metrics, which can be calculated directly from our financial statements, are more transparent and will track overall company performance more closely than the economic value-added metric used in prior years.

•

Payouts under Fiscal 2015 Annual Incentive Plans Tracked Company Performance.    As described above, our TSR for fiscal 2015 was disappointing, but our company and our named executives performed well when evaluated against the financial and operational metrics that drive our long-term business growth and stockholder returns. Each named executive earned between 128% and 129% of his overall target annual incentive award (above target but well below maximum payout).

•

Changes to Long-Term Incentive Program Include Diversification of Performance Metrics.    For the past several years, we have granted long-term incentive awards in the form of full value equity awards to our named executives, a substantial portion of which was subject to performance conditions (for fiscal 2014, 50% for our chief executive and 33% for all other named executives). For fiscal 2015, the committee approved a few significant changes to our long-term incentive program while retaining the same three-year performance metrics (relative TSR and a simple average of annual return on total capital (“SAROTC”)) used in fiscal 2014. Specifically, the portion of the award that had previously been granted as time-based restricted stock units is now divided between stock options and phantom stock units, while the portion of the award that had been granted as performance-based restricted stock units is now a cash-based performance award, which will be earned at the end of the three-year period only to the extent that the underlying performance metrics are achieved (for one-third of the award, SAROTC; for the remaining two-thirds, relative TSR). As discussed under “Compensation Components—Long-term Incentive Compensation,” these changes were intended to better align the interests of our named executives with the interests of our stockholders and to limit the overall dilutive impact of our long-term incentive program.

•

Pay-for-Performance Design Meant Forfeiture of Performance-Based Long-Term Incentive Awards.    All performance awards for which the performance period ended in fiscal 2015 were forfeited following the end of the year as the underlying performance metrics were not met. The aggregate value of the awards that were forfeited by our named executives was over $1.8 million, calculated using the closing price of a share of our stock on the date of forfeiture. For a comparison of three-year reported versus realized pay for our named executives, please see the chart under “Process of Setting Compensation—Realized Pay.”

•

No Changes to Retirement Program or Benefits.    In 2010, we froze additional benefit accruals under our qualified defined benefit pension plan (our Pension Plan), and closed our Supplemental Executive Retirement Plan (our SERP) to new participants. All named executives now receive retirement benefits under our defined contribution retirement plan, which has been in place since the Pension Plan was closed to new participants. There were no changes to any of our retirement programs or benefits in fiscal 2015.

Compensation Best Practices.    Our compensation committee strives to align executive compensation with stockholder interests and incorporate strong governance standards in our executive compensation program, such as the following:

•

Emphasis on Incentive Compensation.    By design, the largest portion of our named executives’ pay is delivered in the form of performance-driven and at-risk incentive compensation, to more closely align executive pay with successful attainment of our business objectives and, ultimately, stockholder returns.

•

Independent Consultant.    The compensation committee retains an independent compensation consultant to advise it on executive compensation matters. The consultant reports directly to the committee and does not provide any other services to management.

•

No Severance Benefits for Termination Outside the Change of Control Context.    Our named executives are not contractually entitled to any severance benefits except as a result of certain terminations of employment that occur in connection with a change of control of our company.

•

Robust Stock Ownership Guidelines Applicable to Directors and Officers.    Directors and officers are required to hold significant positions in company stock or equivalent phantom interests within five years of appointment or election—five times annual retainer or base salary for directors and our chief executive officer and three times base salary for our other named executives. All of our directors and named executives are currently in compliance with these guidelines.

•

Clawback Policy.    Given that a substantial portion of each named executive’s compensation is incentive-based, the compensation committee has adopted a compensation recovery, or “clawback,” policy applicable to cash and equity incentive compensation, which permits the company to recoup such payments in certain situations if the financial statements covering the reporting period to which such compensation relates must be restated.

•

Prohibition on All Hedging and Pledging Transactions.    Because we believe it is important that our named executives bear both the risks and rewards of stock ownership, our Policy Statement on Insider Trading prohibits all directors and employees, including our named executives, from engaging in any transactions in our company’s securities designed to hedge or offset any decrease in their market value, regardless of whether those securities were received as compensation. In addition, the Policy Statement prohibits the company’s directors or officers from pledging company securities as collateral for a loan or any other purpose.

•

No Excise Tax Gross-Ups in Future Agreements.    Although some of our executives currently have a right under legacy agreements to receive an excise tax gross-up if such a tax is triggered in connection with his termination following a change of control, the committee determined prior to fiscal 2011 that the company would no longer provide that benefit in any new change of control agreements. Notably, our CEO’s change of control agreement does not include the right to an excise tax gross-up.

•	No Income Tax Gross-Ups on Perquisites. We do not pay tax gross-ups on any perquisites.

Compensation Philosophy and Objectives

As a company with a global reach in an operationally-demanding, volatile, highly cyclical, and capital-intensive business, we design our executive compensation program to achieve the following objectives:

•	promote a performance- and results-oriented environment;

•

align compensation with performance measures that are directly related to our company’s strategic goals, key financial and safety results, individual performance, and creation of long-term stockholder value;

•	attract, motivate, and retain the executive talent that we require to compete and manage our business effectively;

•	manage fixed costs by combining a more conservative approach to base salaries with more emphasis on performance-dependent and at-risk annual and long-term incentives;

•	maintain individual levels of compensation that are appropriate relative to the compensation of other executives at the company, at our peer companies, and across our industry generally; and

•	align the interests of executives and stockholders by delivering a significant portion of target compensation in equity or equity-based vehicles.

Since our compensation programs are designed to reward achievement of corporate objectives, we change our programs from time to time as our objectives change. The specific principles followed and decisions made in establishing the compensation of the named executives for fiscal 2015 are discussed in more detail below.

Process of Setting Compensation

Our board of directors has delegated to the compensation committee the primary responsibility for overseeing our executive compensation program. The compensation committee annually reviews and sets the compensation for our executive officers, reporting to the full board on all compensation matters regarding our executives and other key management employees. For more information about the compensation committee’s responsibilities, see “Composition and Role of Board Committees—Compensation Committee.”

Role of the Chief Executive Officer.    Our CEO makes recommendations to the compensation committee with respect to salary, bonus, and long-term incentive awards for all executive officers other than himself. He develops those recommendations based on competitive market information generated by the committee’s compensation consultant, the company’s compensation strategy, his assessment of individual performance, and the experience level of the particular executive. After discussing those recommendations with the CEO, its consultant, and amongst themselves, the committee makes the final decisions on executive compensation.

Evaluating the Chief Executive Officer’s Compensation.    At the beginning of each fiscal year, the CEO presents the committee with a proposed list of objectives against which to measure his performance during the year. The committee reviews these objectives with the CEO and then meets in executive session to further review, revise, and approve a final list of performance objectives for the CEO for the year. In evaluating the CEO’s compensation, the committee reviews the competitive market information provided by its compensation consultant and bases its decisions regarding his compensation on our overall compensation strategy, the CEO’s self-assessment, and the committee’s independent assessment of his performance, using the objectives that the committee established at the beginning of the year as one point of analysis. These deliberations are done in executive session so that the CEO is not present when the committee makes its determinations regarding his compensation.

Role of Compensation Consultant.    Our compensation committee has sole authority over the selection, use, and retention of any compensation consultant engaged to assist the committee in discharging its responsibilities. Meridian Compensation Partners, LLC (“Meridian”) has served as the committee’s primary consultant for the past five years. The compensation committee’s primary consultant also surveys director compensation upon the request of the nominating and corporate governance committee, which is responsible for reviewing director compensation. Meridian provides no other services to, nor has any other relationship with, our company. As required by SEC rules, the committee has assessed Meridian’s independence and concluded that Meridian’s work has not raised any conflicts of interest.

Meridian provides competitive compensation market data for the committee to review and consider as part of its annual compensation determination process. Specifically, market data is provided from two sources:

•	proxy-disclosed compensation information for our defined peer group of companies, which is made up of 22 similarly-sized industry energy service companies; and

•

a proprietary oilfield services compensation survey conducted by TowersWatson, which includes compensation levels for each element of compensation paid to senior executives in the oilfield service industry, including several of our peer group companies.

Peer Group.    In consultation with Meridian, the committee reviews and approves our peer group annually, paying particular attention to mergers, acquisitions, and bankruptcies, each of which may make a peer company more or less aligned to our business. In late fiscal 2014, the committee, on management’s recommendation and in consultation with Meridian, revised our peer group to better align the median revenue size of the peer group with our own revenues. Specifically, the committee approved the addition of one smaller company (Dril-Quip Inc.)

and the removal of two larger companies (ENSCO and Cameron International) as peer companies. In making its determinations regarding fiscal 2015 compensation, the committee reviewed detailed performance and compensation data on the companies in our peer group and the TowersWatson survey, in which we participate. The companies in our peer group and the survey are identified in Appendix A.

Policy and Analysis.    We review our actual and target total direct compensation (base salary, target annual cash incentive compensation, and annual long-term incentive grant values) in conjunction with the consultant’s compensation analyses in order to determine where target total direct compensation for our executive officers is likely to fall relative to our peer group. Our general goal is for our target total direct compensation to fall within a competitive range of the median (50th percentile) of the companies included in the selected peer group.

We do not have a specific policy for the allocation of compensation between short-term and long-term compensation or cash and equity compensation. However, we strongly emphasize the at-risk and performance-based elements of compensation. For example, approximately 86% of Mr. Platt’s target total direct compensation for fiscal 2015 (base salary plus target annual incentive plus target long-term incentive award granted in March 2015) was either performance-based or at risk, meaning that it either had to be earned on the basis of performance (in the case of his annual incentive) or its ultimate payout value is contingent upon our future performance (in the case of his long-term incentive award, 12.5% of which was stock options and 50% was a cash-based performance award subject to two separate three-year performance conditions).

The following chart illustrates the fiscal 2015 target mix of direct compensation elements for each of our named executives.

Maintaining median salary levels also allows us to appropriately manage our fixed cash obligations in our cyclical industry. Base salaries for our named executives are generally below the median levels of our peer group and survey comparisions. We emphasize at-risk incentive compensation in order to provide opportunities for our executives to achieve total cash compensation in successful years that exceeds the median of cash compensation paid by our peers. We link annual cash incentive compensation to the company’s achievement of annual performance goals, while we link our long-term incentive compensation to longer-term performance goals and the value of our common stock.

Realized Pay.    Periodically, the committee considers both tally sheets and a realized pay analysis prepared by Meridian. The purpose of this analysis is to allow the committee to understand the total value of past and future compensation and benefits paid to our executives. In addition, this type of tool aids the committee’s understanding of how current compensation decisions can have a long-term, potentially compounding impact on future wealth accumulation.

The following charts compare the total direct compensation realized by each named executive during each of the last three fiscal years to the total direct compensation reported for him for those years in our “Summary Compensation Table” (the “SCT”), not including the last two columns (“Change in Pension Benefits and Nonqualified Deferred Compensation Earnings” and “All Other Compensation”). Total compensation as shown in the SCT is calculated and reported according to SEC rules and includes several items that are driven by accounting assumptions, which are not necessarily reflective of compensation actually realized by our named executives in a particular year. For comparison, total realized direct compensation represents, for each named executive: (1) his salary earned during the fiscal year (from the “Salary” column of the SCT); (2) any amounts paid to him under our annual incentive plans for individual and company performance (from the “Bonus” and “Non-Equity Incentive Plan” columns of the SCT, respectively) in the fiscal year; and (3) the value realized during the fiscal year from the vesting of restricted stock or restricted stock units and any exercises of stock options (calculated in the same manner as for our “Option Exercises and Stock Vested” table).

Consideration of Prior Say-on-Pay Vote Results.    We held our first non-binding stockholder advisory vote on executive compensation (“say-on-pay”) at our 2011 annual meeting. Our board, considering the opinion of stockholders as expressed in the 2011 say-on-pay frequency vote and on the recommendation of our compensation committee, has opted to hold these say-on-pay votes annually. Our next advisory vote on the frequency of future say-on-pay votes will be held no later than our 2017 annual meeting of stockholders.

At our 2014 annual meeting, our stockholders overwhelmingly approved our executive compensation, with more than 92% of voting shares cast in favor of the say-on-pay resolution. This was a significant improvement on our 2013 say-on-pay vote results, which had an approval rate of 72%. We believe the increase in our approval rate was attributable, at least in part, to recent changes to our executive compensation program. These actions, taken in response to stockholder outreach both before and after the 2013 annual meeting, became effective in late fiscal 2014 and early fiscal 2015. Specifically, in late fiscal 2014, we significantly increased the performance-based percentage of the CEO’s annual long-term incentive award and added a second financial performance metric to our long-term incentive program. In addition, for fiscal 2015, we simplified the company financial performance metrics used in our annual incentive plan and revised our peer group to create a better comparison to similarly-sized companies.

Compensation Components

The three core components of our executive compensation program are: base salary, an annual cash incentive, and long-term incentive awards. In addition, we offer our executives retirement benefits, change of control protections, and certain perquisites. Each of these components is discussed in detail below.

Base Salary.    We review and determine salary levels for named executives prior to the beginning of each fiscal year. Our annual base salary determinations are based on a variety of factors, including individual performance, market salary levels, our company’s overall financial condition, and industry conditions. As mentioned previously, however, we take a conservative approach to setting base salaries, consistent with our philosophy of placing greater emphasis on performance-driven compensation components.

At the beginning of fiscal 2015, each of our named executives received a modest salary increase of between 3-4%, except for Messrs. Platt and Gorski, whose salaries were increased by 8.33% and 5.55%, respectively. Both of Messrs. Platt and Gorski were promoted into their respective positions during the past three years with salaries that were relatively low compared to their predecessors, and these larger increases were intended to keep their base compensation competitive with similar executives at peer companies.

However, given the significant downturn in the energy markets that occurred during the second half of fiscal 2015, the committee decided not to approve any salary increases for our named executives for fiscal 2016, consistent with a general company-wide salary freeze.

Annual Cash Incentive Compensation.    We pay annual cash incentives to our named executives for the purpose of rewarding both company and individual performance during the year. Company performance is measured using three metrics—two financial metrics and a safety metric—under our Executive Officer Company Performance Annual Incentive Plan. The compensation committee has discretion to decrease, but not increase, any amount payable to our named executives under the metrics of this plan. In addition, in order to reward our executives for individual performance, we have established a separate Individual Performance Executive Officer Annual Incentive Plan under which each of our named executives may earn a separate annual award based on the committee’s evaluation of his individual performance during the fiscal year.

General Structure of the Program

Financial Metric.    For fiscal 2015, the committee included two separate financial metrics in our annual incentive program—cash flow from operations (CFFO) and vessel operating margin percentage (VOMP). These two metrics operate separately, with each representing 25% of the target incentive opportunity. These metrics replaced the economic value-added (EVA) metric used during the previous eight years as our company financial metric to reward participants for both short-term and long-term company performance. Given the complexity of the calculation and the challenges of using a metric tied to long-term capital decisions in an annual plan, our use of an EVA metric yielded mixed results. In late fiscal 2014, based on feedback from our investors, management, and Meridian, the committee decided to simplify the company performance portion of the program going forward to increase transparency and improve its incentive value.

These two new financial metrics, CFFO and VOMP, are among our most important shorter-term company strategic objectives. In addition to being a core measure of the company’s performance, we believe that focusing on CFFO could, among other things, incentivize management to focus on working down the excess net working capital balance that has been generated by our Angolan operations. We believe that VOMP, which captures vessel revenue net of vessel operating costs, is an important measure of the annual productivity of our asset base and is the main driver of our annual consolidated earnings performance.

Another advantage of these two metrics is that each is easily calculated from our financial statements (subject to certain adjustments as may be pre-approved by the committee). We define CFFO as net cash provided by operating activities as reported in our consolidated statements of cash flows. VOMP is equal to the difference between vessel revenue and vessel operating expenses, divided by vessel revenue, as reported in our consolidated statements of earnings.

Safety Metric.    We include a safety performance component in our annual incentive program (25% of the target incentive opportunity) to reinforce our commitment to continue to be an industry leader in safety. A safe work environment helps us to attract and retain a more experienced work force and gives us a competitive advantage among our peers. In addition, a strong safety record helps us to minimize our insurance premiums and the overall cost of doing business.

Individual Performance.    Our compensation committee also believes that it is important to recognize individual performance in our annual incentive program, and therefore includes an individual component representing 25% of the target incentive opportunity for each named executive.

Fiscal 2015 Target Awards.    At the beginning of each fiscal year, our compensation committee specifies target annual awards for each named executive. The target award is a percentage of base salary. The percentage is determined by the named executive’s position and ability to directly influence our financial and safety performance, with reference to data supplied by Meridian related to the market for similar positions. The following chart shows, for each named executive, his target award for fiscal 2015, the percentage allocated to each component, and the amount of payout each component would have yielded at target level of performance:

Fiscal 2015 Annual Incentive Targets
	2015 AIP Target Award		Target Dollar Value of Each AIP Component (Each is 25% of Target)
Named Executive	Target % of Salary (%)	Target Award ($)	CFFO ($)	VOMP ($)	Safety ($)	Individual Performance ($)
Jeffrey M. Platt	110%	715,000	178,750	178,750	178,750	178,750
Quinn P. Fanning	95%	375,250	93,813	93,813	93,813	93,813
Jeffrey A. Gorski	95%	361,475	90,369	90,369	90,369	90,369
Bruce D. Lundstrom	95%	366,985	91,476	91,476	91,476	91,476
Joseph M. Bennett	95%	276,354	69,089	69,089	69,089	69,089

The total percentage of salary that the named executive is eligible to receive increases or decreases based upon performance above or below the target for each of the performance goals. Once each component has been allocated a percentage of the total target award, it is evaluated independently of the other three components. At performance above or below target, a given component may pay more or less than the target amount; however, there is a maximum possible payout under each component as described below under “Criteria for 2015” as well as a threshold performance level below which no payouts are earned for a given metric. In addition to the component caps, the maximum possible payout under the company performance portion for each participant (the two financial and safety components together) is $3 million. As noted previously, the committee has discretion to reduce, but not increase, amounts payable under the plan.

Criteria for 2015.

In setting the targets for each of the two financial criteria, the committee considered the fiscal 2015 budget as well as the company’s past performance as measured against these criteria, both in the short term (the prior fiscal year) and in the longer-term (the average of the four prior fiscal years). The committee set the target performance level for each at what they viewed as stretch, yet attainable, goals.

Cash Flow from Operations.    For fiscal 2015, the committee set the CFFO targets as follows:

Performance Level	CFFO ($millions)	Payout (as a percentage of Component Target %)
Below Threshold	< $100	0%
Threshold	$100	25%
Target	$250	100%
Maximum	≥ $ 500	300%

In setting these targets, the committee considered that the company’s actual fiscal 2014 CFFO was $107 million, or just above the fiscal 2015 threshold amount. Over the prior four fiscal years, our average annual CFFO had been approximately $202 million, which is below the fiscal 2015 target.

Vessel Operating Margin Percentage.    For fiscal 2015, the committee set the VOMP targets as follows:

Performance Level	VOMP	Payout (as a percentage of Component Target %)
Below Threshold	< 40%	0%
Threshold	40%	14%
Target	46%	100%
Maximum	≥ 55%	300%

In setting these targets, the committee considered that the company’s actual fiscal 2014 VOMP was approximately 43.9%, or a few percentage points below the fiscal 2015 target. Over the prior four fiscal years, our average annual VOMP was 42.6%, well below the fiscal 2015 target.

Safety Criteria.    The safety performance component is based upon our achievement of a pre-established goal for the fiscal year, which is based upon our Total Recordable Incident Rate (TRIR) per 200,000 work hours. Like the other three components, payout based on safety performance is scaled within a certain range of results—for the safety component, the higher the TRIR, the smaller the payout. A TRIR above a certain threshold results in no payout.

A TRIR below a certain level will entitle a named executive to a payment in an amount that is greater than the safety component’s 25% target award and which may be up to two times the 25% target award. As noted previously, the safety performance portion operates independently from the other components.

For the past three years, the committee has set the TRIR target at 0.20, which represents both a significantly better safety performance than the industry average and a more stringent TRIR target than that set by many of our peers. A maximum 200% payout would be earned for TRIR at or below 0.12, and no payout would be earned if the TRIR equaled or exceeded 0.24.

Individual Criteria.    As noted previously, at the beginning of a fiscal year, the compensation committee reviews a list of broad objectives proposed by the CEO to be used to measure his individual performance during the fiscal year, revises that list as it deems necessary, and then communicates the final list of objectives to the CEO. The CEO advises each other named executive of the individual qualities and goals on which he will be evaluated for the year. For each named executive, these unweighted criteria and goals are discussed under “Calculation of 2015 Annual Incentive—Individual Performance.” The maximum individual performance payout may not exceed two times the executive’s target amount.

Calculation of 2015 Annual Incentives

For fiscal 2015, each named executive earned between 128% and 129% of his overall target annual incentive award. The following chart shows the breakdown of the total payout to each named executive among the four components:

Fiscal 2015 Annual Incentive Program Payouts
Named Executive	Target Incentive Award ($)	Fiscal 2015 Component Payouts				Total Award Earned ($)	As a % of Target Award
		CFFO ($)	VOMP ($)	Safety ($)	Individual ($)
Jeffrey M. Platt	715,000	332,475	99,385	312,813	178,750	923,423	129%
Quinn P. Fanning	375,250	174,491	52,160	164,172	91,936	482,759	129%
Jeffrey A. Gorski	361,475	168,086	50,245	158,145	87,658	464,134	128%
Bruce D. Lundstrom	366,985	170,648	51,011	160,556	91,476	473,961	129%
Joseph M. Bennett	276,354	128,505	38,413	120,905	69,089	356,912	129%

The calculation of the payout for each component is discussed below.

Cash Flow from Operations (25% of target incentive opportunity).    For fiscal 2015, our actual CFFO as reported in our statements of cash flows was $359 million. However, the committee approved a discretionary downward adjustment of $23 million to this figure, to net out certain accounts payable that were due to an affiliate at fiscal year end. As adjusted, the CFFO for purposes of the AIP was $336 million, which exceeded the target but fell short of the maximum level, generating a payout of 186% of target for each of our named executives.

Vessel Operating Margin Percentage (25% of target incentive opportunity).    For fiscal 2015, our actual VOMP based on our consolidated statements of earnings was 43.2%. We calculated this figure by subtracting reported vessel operating costs of $834.4 million from reported vessel operating revenue of $1,468.4 million, then dividing the result, vessel operating margin of $634 million, by reported vessel operating revenue. However, for purposes of the fiscal 2015 AIP calculation, the committee approved a discretionary adjustment to vessel operating costs to include $3.7 million that is reported in our financials as restructuring charges. This increase in operating costs reduces the VOMP for purposes of the AIP to 42.9% ($634 million in reported vessel operating margin described above less $3.7 million, divided by reported vessel operating revenue), which is between threshold and target, generating a payout of 55.6% of target for each of our named executives.

Safety (25% of target incentive opportunity).    The TRIR for fiscal 2015 was 0.14, which exceeded the target but fell short of the maximum level, generating a payout of 175% of target for each of our named executives.

Individual Performance (25% of target incentive opportunity).    For purposes of awarding the individual performance portion of the annual incentive award to the named executives, the compensation committee independently assessed the performance of the CEO but relied on the judgment of our CEO in assessing the performances of our other named executives. Each named executive received between 97% and 100% of his target individual performance award.

Mr. Platt’s award was based upon his leadership in guiding our company during a challenging year that included a precipitous drop in oil prices and E&P spending; the continued success in integrating our safety, compliance, financial and operational programs into the new expansions of our company, Troms Offshore and Tidewater Subsea; improvements in the company’s succession planning initiatives; and his efforts to manage our working capital position in Angola. Instrumental in Mr. Gorski’s award were his leadership in all aspects of our global operations in a challenging commercial environment, including the incorporation of increasingly sophisticated vessels into our fleet, increased focus on operational excellence initiatives and implementation of cost-cutting initiatives. With regards to Mr. Fanning, his leadership in continuing to maintain our financial discipline, including development of specific cost reduction initiatives in this challenged business environment, and his success in developing a well financed company with low cost, long-term debt, adequate liquidity, good financial systems, financial controls and proper staffing were important factors in his award. Mr. Lundstrom’s continued positive efforts, including a recent award with regards to our Request for Arbritration against the Bolivarian Republic of Venezuela, his continued oversight of our compliance program and the discharge of his general duties as our general counsel led to his award. Mr. Bennett’s continued successful interface with the investment community during a very challenging business environment and other contributions to the company were considered in his award.

Long-term Incentive Compensation.    We have historically granted long-term incentive compensation in the form of annual equity grants to our named executives, generally using a multiple of each executive’s base salary to determine the overall grant size. The multiple used for any particular executive reflects the nature and scope of the executive’s duties. However, we also generally target our grant values at the median of long-term incentive compensation provided to executives in similar positions at our peer group companies.

At our 2014 annual meeting, our stockholders approved a new equity incentive plan under which we could make future long-term incentive awards to our executives and other employees (the 2014 Stock Incentive Plan, the “2014 Plan”). However, as described previously, between the date we proposed the 2014 Plan for stockholder approval and the end of fiscal 2015, we experienced a significant and rapid decline in our stock price, which largely tracked the overall decline in oil prices. By the time the committee began considering how to structure fiscal 2015 long-term incentive awards, it was clear that, if the committee were to grant the same type of full-value awards it had granted in prior years, the 2014 Plan share pool would be rapidly depleted with a significant dilutive impact on our stockholders. The committee recognized, however, that it was important to both retain key management talent and to continue to incentivize management to improve the company’s performance in a difficult economic climate.

Long-Term Incentive Awards (March 2015).    For fiscal 2015, in order to extend the life of our 2014 Plan and to increase the performance-based percentage of the long-term incentive program, we made a few significant modifications to the program. First, in lieu of performance-based RSUs, we granted a cash-based performance award subject to the same general underlying performance metrics, although we increased the weighting of the TSR metric to preserve stockholder alignment. Although this award is structured to pay in cash at the end of the three-year period, the committee has the discretion to settle it in stock (based on the stock price at payout). Second, we split the time-based portion of the award, which in prior years had been a grant of time-based RSUs, into two components—a grant of stock options (thus increasing the percentage of performance-based compensation and aligning our program more closely with our peers) and a grant of phantom stock units that settle in cash based upon the company’s stock price on the applicable vesting dates. The following chart compares our fiscal 2014 and fiscal 2015 long-term incentive awards:

Fiscal 2014 Long-Term Incentive Mix	Fiscal 2015 Long-Term Incentive Mix	Similarities	Differences
Performance-Based RSUs 50% of target long-term incentive for CEO; 33% for each other named executive	Cash-Based Performance Award (“CBP” award) 50% of target long-term incentive for CEO; 33% for each other named executive	• same performance metrics (TSR and SAROTC) • same three-year performance period • same payout range (0-200%)

•    default is cash payout (but committee may elect to settle in stock based on stock price at payout)

•    fixed payout range independent of stock price

•    heavier weighting toward the TSR component (67/33 in fiscal 2015 versus 50/50 in fiscal 2014)

•    SAROTC payout scale adjusted to better reflect the increased challenges of our current business environment

Time-Based RSUs 50% of target long-term incentive for CEO; 67% for each other named executive	Stock Options 12.5% of target long-term incentive for CEO; 17% for each other named executive	• same vesting provisions (1/3 per year over first three anniversaries of date of grant)	• addition of performance orientation (stock price appreciation is required for stock options to create value)
	Phantom Stock Units 37.5% of target long-term incentive for CEO; 50% for each other named executive	• same vesting provisions (1/3 per year over first three anniversaries of date of grant)	• settled in cash instead of stock (limiting stockholder dilution)

As a result, approximately 62.5% of the grant value of our CEO’s fiscal 2015 long-term incentive award is performance-based (CBP awards and stock options), compared to 50% in fiscal 2014. Similarly, for each other named executive, the percentage of his long-term incentive that is performance-based at grant increased from 33% in fiscal 2014 to 50% in fiscal 2015.

Although much of the fiscal 2015 long-term incentive may now settle in cash, we believe that the interests of our named executives continue to be fully aligned with that of our stockholders for several reasons. First, each of the named executives is a substantial company stockholder himself, holding more equity than required to comply with our rigorous stock ownership guidelines for executives. In addition, during the last few months of fiscal 2015, our named executives collectively purchased approximately $440,000 worth of shares of our common stock (valued as of the purchase date) on the open market (an additional $500,000 worth of shares was purchased by our independent directors collectively).

Second, we have increased the portion of the long-term incentive award that is subject to a relative TSR metric to emphasize that linkage. Third, although we have granted a new “cash-based performance award,” under the award’s terms, the committee has the discretion, once the performance period has concluded, to elect to deliver shares in settlement of all or part of any payout earned under that award. The number of shares delivered to the executive would be based on the stock price on the date the committee approves the payout. Fixing the scale of payout for the cash-based performance award means that our named executive will not benefit from any stock price appreciation during the performance period, which we believe appropriate given that the named executives also received stock options. Finally, those stock options will have no value if our stock price does not increase.

Cash-Based Performance Award.    A significant portion of each named executive’s long-term incentive award (50% for Mr. Platt and 33% for each other named executive) is structured as a cash-based performance award (the CBP award), which will only be paid to the extent that the performance criteria have been met at the end of the three-year performance period. The dollar value of each named executive’s CBP award represents the target award. Actual payout may range between 0% and 200% of the CBP award, depending upon the company’s performance, measured over the three-year period from April 1, 2015 to March 31, 2018, against two separate performance criteria. The award will settle in cash unless, as noted above, the committee elects to settle all or part of the payout in shares of stock.

Two-thirds of the CBP award will be earned based on the company’s TSR over a three-year period as measured against the TSR of our peer group companies over the same period. The other third will be earned based on the simple average of the company’s return on total capital (SAROTC) for each of the three fiscal years during the performance period. For each of the three fiscal years in the performance period, return on total capital (ROTC) will be calculated by dividing the company’s adjusted net earnings by the average total capital. Adjusted net earnings is determined by using the company’s annual effective income tax rate to tax effect adjusted pre-tax earnings for the same period, with adjusted pre-tax earnings equal to the sum of: (1) earnings before income taxes; (2) interest and other debt costs, less interest income; (3) vessel operating lease expense; and (4) asset impairment cost, other than in the ordinary course of business. Average total capital is the average of the twelve monthly fiscal year amounts of total capital as determined by the sum of: (1) stockholders’ equity; (2) interest-bearing debt, less cash and cash equivalents; and (3) imputed vessel operating lease liability; with such sum reduced by vessel construction in progress.

The two performance metrics operate separately; thus, it is possible that one component of the CBP award will be earned and the other will result in no payout for failure to meet the minimum performance target.

For the TSR component, any payout will be earned based upon the company’s relative TSR performance over the period from April 1, 2015 to March 31, 2018, as follows:

Performance Level	Tidewater’s Percentile Rank v. Peers	Percentage of TSR Component Earned
Below Minimum	≤ 25th percentile	0%
Threshold	30th percentile	20%
Target	50th percentile	100%
Maximum	≥ 75th percentile	200%

For the ROTC component, any payout will be earned based upon the company’s SAROTC over the period from April 1, 2015 to March 31, 2018, as follows:

Performance Level	SAROTC	Percentage of ROTC Component Earned
Below Threshold	< 4.0%	0%
Threshold	4.0%	33%
Target	6.0%	100%
Maximum	≥ 11.0%	200%

For each component of the CBP award, if performance falls between two different performance levels, any payout will be calculated on a sliding scale basis.

The payout scale for the TSR component of the CBP award is identical to the scale that applied to TSR portion of the performance-based RSUs granted in fiscal 2014. The payout scale for the ROTC component is similar to the scale that applied to the ROTC portion of the fiscal 2014 performance-based RSUs, but the target has been lowered from 8% to 6%, the maximum has been lowered from 12% to 11%, and the threshold payout percentage has been increased from 25% to 33%. The committee approved these adjustments based on its assessment of the degree of difficulty in achieving return on capital targets given the slowdown in our industry during the latter part of fiscal 2015 and the expectation that the slowdown may continue for an extended period of time. However, because we operate in a capital-intensive business, we continue to believe that a return on capital metric is an important way to track (and reward for) performance.

Stock Options.    Approximately 12.5% of Mr. Platt’s long-term incentive award and 17% of each other named executive’s long-term incentive award is delivered in the form of stock options. These options have a ten-year term and will vest one-third per year over the first three anniversaries of the date of grant, subject to the executive’s continued service with the company (with accelerated vesting in certain situations).

We believe that stock options align our executives’ interests with those of our stockholders as the stock option’s value is wholly dependent upon an increase in our stock price. The committee recognizes that some institutional investors do not believe that stock options are performance-based. However, based on our company’s past experience with options, the committee believes that stock options are an excellent performance-based compensation vehicle that directly links executive compensation to stockholder return.

Phantom Stock Units.    Each named executive also received a grant of phantom stock units that pay in cash based on the value of a share of our common stock on the vesting date. Approximately 37.5% of Mr. Platt’s long-term incentive award and 50% of each other named executive’s long-term incentive award is represented by phantom stock units. The phantom stock units have the same general terms as the time-based RSUs granted in prior years—they vest one-third per year over the first three anniversaries of the date of grant, subject to the executive’s continued service with the company (with accelerated vesting in certain situations), and the holder will receive dividend equivalents paid to him or her currently.

The use of time-based, full value awards remains prevalent in the energy services sector, including among our peers and other companies with whom we compete for talent. Our committee believes that it is important to provide a time-based long-term incentive for our executives, as it encourages our executives to remain with our company even during periods of significant stock price volatility. Although these phantom stock units pay in cash rather than shares of common stock, the value of these awards moves in tandem with our company’s stock price.

Forfeitures of Performance Awards.    Adherence to a pay-for-performance philosophy means that an executive’s compensation will rise and fall with corporate performance. As demonstrated in the following chart, following fiscal 2015, all performance awards for which the performance period ended in fiscal 2015 were forfeited as the underlying performance metrics were not met.

Performance Awards Forfeited following Fiscal 2015
Named Executive	Shares from 2011 Performance-Based Grants Forfeited on 5/28/15(1) (#)	Shares from 2012 Performance-Based Grants Forfeited on 5/28/15(2) (#)	Total Dollar Value Forfeited(3)
			Valued as of Forfeiture Date ($)	Valued as of Grant Date ($)
Jeffrey M. Platt	7,639	16,941	621,874	1,286,227
Quinn P. Fanning	5,910	9,547	391,062	857,791
Jeffrey A. Gorksi	—	7,358	186,157	360,962
Bruce D. Lundstrom	6,144	7,683	349,823	770,282
Joseph M. Bennett	4,929	6,176	280,957	618,625

(1)	Vesting of these shares of performance-based restricted stock granted in 2011 was contingent upon the SAROCE for fiscal years 2012, 2013, 2014, and 2015 meeting or exceeding 9%. Following the end of fiscal 2015, the committee determined that the metric had not been met (SAROCE was 5.3%) and thus all shares were forfeited. Mr. Gorski, who joined the company in 2012, did not receive this award.
(2)	Vesting of these performance-based RSUs granted in 2012 was contingent upon the company’s three-year TSR rank (for the period April 1, 2012 to March 31, 2015) relative to a defined peer group. Following the end of fiscal 2015, the committee determined that the metric had not been met (the company’s relative TSR rank was at the 17.4 percentile, which fell below the threshold) and thus all RSUs were forfeited.
(3)	Reflects the aggregate dollar value of all shares forfeited, valued using the closing price of a share of our common stock on the applicable date (forfeiture or grant).

The forfeitures described in the chart above were in addition to the nearly $2.5 million aggregate value of performance awards previously forfeited by our current named executives during the past three years for performance periods that ended in fiscal 2012, 2013, and 2014. For a comparison of three-year reported versus realized pay for our named executives, please see the chart under “Process of Setting Compensation—Realized Pay.” With the exception of the relative TSR awards granted in fiscal 2012, the performance metric used for these forfeited awards was based on return on capital. This performance metric proved difficult to achieve during the years following the 2008 financial crisis and subsequent global recession, as the company made the strategic decision to invest capital in replacing and enhancing its vessel fleet. However, as discussed above, the committee continues to believe that return on capital is an important measure of company (and executive) performance.

Retirement Benefits.    Our named executives participate in employee benefit plans generally available to all employees. These broad-based plans include a Pension Plan (now frozen and closed to new participants) and a qualified defined contribution Retirement Plan. We have frozen the benefits under our Pension Plan for all participants effective December 31, 2010, and there will be no future benefit accruals under that plan. Since January 1, 2011, qualified retirement benefits have been provided through our Retirement Plan.

In addition to these broad-based programs, we provide our executives with a non-qualified deferred compensation plan, the Supplemental Savings Plan, which acts as a supplement to our Retirement Plan, and a SERP that operates as a supplement to our Pension and Retirement Plans. Both the Supplemental Savings Plan and the SERP are designed to provide retirement benefits to our officers that they are precluded from receiving under the underlying qualified plans due to the compensation and benefit limits in the Internal Revenue Code.

The SERP has been closed to new participants since March 1, 2010, although individuals who were participants as of that date continue to accrue benefits under it. These plans are described in more detail in “Executive Compensation—Fiscal 2015 Pension Benefits” and “Executive Compensation—Fiscal 2015 Non-Qualified Deferred Compensation.”

Change of Control Agreements.    We have entered into change of control agreements with our executives, including each of our named executives. We continue to offer our executives change of control benefits for several reasons. Change of control protections for our named executives and other key personnel are an important part of good corporate governance, as they alleviate individual concerns about the possible involuntary loss of employment and ensure that the interests of our named executives will be materially consistent with the interests of our stockholders when considering corporate transactions. In addition, we believe that these change of control protections preserve morale and productivity and encourage retention in the face of the potential disruptive impact of an actual or potential change of control of our company. Information regarding the current change of control agreements, including the estimated amounts payable to each named executive, is set forth under the heading “Potential Payments upon Termination or Change in Control—Change in Control.”

Other Benefits.    We also provide certain limited perquisites to our named executives.

Use of Corporate Airplane.    The committee has a policy that any personal use of the corporate aircraft is limited. For fiscal 2015, among our named executive officers, only our CEO had any personal aircraft usage attributed to him, and his use was modest (just under $26,000).

Other Perquisites.    For fiscal 2015, the other perquisites provided to our named executives consisted primarily of club dues for one country club membership for each named executive, financial planning services, lunch club memberships, and a corporate apartment in Houston for Mr. Platt, who is required to divide his time between our Houston and New Orleans offices. We do not provide tax gross-ups on any perquisites.

Other Compensation and Equity Ownership Policies

Clawback Policy.    Under our Executive Compensation Recovery Policy, we may recover cash and equity incentive compensation awarded if the compensation was based on the achievement of financial results that were the subject of a subsequent restatement of our financial statements if the executive officer engaged in intentional misconduct that caused the need for a restatement and the effect was to increase the amount of the incentive compensation.

Stock Ownership Guidelines.    Under our stock ownership guidelines, our officers are required to hold the following amounts of company stock within five years of becoming an officer:

•	5x salary for the chief executive officer;

•	3x salary for the chief operations officer, chief financial officer, and executive vice presidents; and

•	2x salary for all other officers.

If an officer’s ownership requirement increases because of a change in title or if a new officer is added, a five-year period to achieve the incremental requirement begins in January following the year of the title change or addition as an officer. For our executives, the guidelines specify that time-based restricted stock and RSUs count as shares of company stock, but performance-based awards do not. As of the end of fiscal 2015, all executive officers were in compliance with this policy.

Prohibition on Hedging and Pledging Transactions.    Each of our named executives is subject to our Policy Statement on Insider Trading, an internal company policy adopted by our board. This policy includes a blanket prohibition on engaging in certain forms of hedging or monetization transactions, such as prepaid variable forward contracts, equity swaps, collars, and exchange funds with respect to our securities, regardless of whether those securities were received as compensation. This prohibition applies to all company insiders (including our directors and our named executives) as well as all of our other employees. In addition, the policy includes a blanket prohibition on insiders pledging company securities as collateral for a loan or any other purpose.

Section 162(m) of the Internal Revenue Code.    Section 162(m) of the Code prohibits us from deducting more than $1 million in compensation paid to certain executive officers in a single year. An exception to the $1 million limit is provided for “performance-based compensation” that meets certain requirements, including approval by the company’s stockholders. Our performance-based RSUs, stock options, and the CBP awards are designed to qualify as “performance-based compensation” deductible under Section 162(m). In addition, in order that the company performance portion of our annual cash incentive awards may qualify as “performance-based compensation” under Section 162(m) and be deductible, this portion of the fiscal 2015 annual incentive awards was paid to our named executives under the Tidewater Inc. Executive Officer Annual Incentive Plan, which was last approved by stockholders at our 2013 annual meeting.

However, there can be no assurance that compensation awarded or paid by the company that is intended to qualify as “performance-based compensation” under Section 162(m) will, in fact, be fully deductible when paid. Further, while we will seek to grant deductible forms of compensation to the extent practicable, the committee believes it is important to preserve flexibility in administering compensation programs. Accordingly, the committee has not adopted a policy that all compensation must qualify as deductible under Section 162(m). The committee intends to monitor compensation levels and the deduction limitation.

COMPENSATION COMMITTEE REPORT

The compensation committee has reviewed and discussed with management the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K. Based upon this review and discussion, the committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Richard T. du Moulin, Chairman

Morris E. Foster

Richard A. Pattarozzi

Robert L. Potter

Jack E. Thompson

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The current members of our compensation committee are Messrs. du Moulin, Foster, Pattarozzi, Potter, and Thompson. In addition, Mr. Sutton served as a member of our compensation committee until his August 17, 2014 resignation. None of the members of our compensation committee has been an officer or employee of our company or any of our subsidiaries. No executive officer of our company served in the last fiscal year as a director or member of the compensation committee of another entity one of whose executive officers served as a member of our board or on our compensation committee.

EXECUTIVE COMPENSATION

The following table summarizes, for the fiscal year ended March 31, 2015, the compensation paid to each of our named executives in all capacities in which they served.

FISCAL 2015 SUMMARY COMPENSATION TABLE

Name and Principal Position	Fiscal Year	Salary ($)	Bonus(1) ($)	Stock Awards(2) ($)	Option Awards(3) ($)	Non-Equity Incentive Plan Compen- sation(4) ($)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings(5) ($)	All Other Compen- sation(6) ($)	Total ($)
Jeffrey M. Platt	2015	650,000	178,750	1,162,504	482,355	744,673	1,240,113	89,860	4,548,255
President and Chief Executive Officer	2014	600,000	165,000	3,322,915	—	578,054	534,030	67,083	5,267,082
	2013	556,417	148,350	4,224,997	—	705,539	395,853	98,141	6,129,297

Quinn P. Fanning	2015	395,000	91,936	750,006	311,259	390,823	275,637	42,240	2,256,901
Executive Vice President and Chief Financial Officer	2014	380,000	108,300	1,571,921	—	316,178	131,892	43,125	2,551,416
	2013	360,500	81,338	1,394,969	—	390,907	118,729	38,966	2,385,409

Jeffrey A. Gorski	2015	380,500	87,658	750,006	311,259	376,476	—	59,367	1,965,266
Executive Vice President and Chief Operating Officer	2014	360,500	81,338	1,571,921	—	299,954	—	58,381	2,372,094
	2013	339,167	77,700	1,972,649	—	369,534	—	50,916	2,809,966

Bruce D. Lundstrom	2015	386,300	91,746	650,005	269,758	382,215	272,963	20,011	2,072,998
Executive Vice President, General Counsel, and Secretary	2014	371,300	105,821	1,309,890	—	308,939	144,398	17,076	2,257,424
	2013	360,500	82,194	1,227,578	—	390,907	151,343	16,834	2,229,356

Joseph M. Bennett	2015	290,899	69,089	450,004	186,755	287,823	549,528	53,877	1,887,975
Executive Vice President and Chief Investor Relations Officer	2014	282,426	67,076	943,149	—	234,992	45,360	51,109	1,624,112
	2013	274,200	63,820	1,004,396	—	297,238	340,066	50,926	2,030,736

(1)	Represents amounts actually paid to each named executive based on his individual performance during the fiscal year under our Individual Performance Executive Officer Annual Incentive Plan.
(2)	The fiscal 2015 figure represents the value of the time-based phantom stock units granted to each named executive as part of his fiscal 2015 long-term incentive award. Equity awards for each named executive in fiscal 2013 and fiscal 2014 consisted solely of time-based and performance-based restricted stock units. Phantom stock units, time-based RSUs and our performance-based RSUs that vest on the basis of a return on total capital metric are valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 at the closing sale price per share of our common stock on the date of grant, while the grant date fair value of our total stockholder return performance-based RSUs is determined based on probable outcome of the performance conditions using a Monte Carlo simulation. For information regarding the assumptions made by us in valuing our phantom stock unit and RSU awards, please see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. Please see the “Fiscal 2015 Grants of Plan-Based Awards” table for more information regarding the long-term incentive awards we granted in fiscal 2015.
(3)	Reflects the aggregate grant date fair value of the options granted to the named executives, computed in accordance with FASB ASC Topic 718 and determined using the Black-Scholes option model. For information regarding the assumptions made by us in valuing the option awards made to our named executives, see Note 8 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015. Please see the “Fiscal 2015 Grants of Plan-Based Awards” table for more information regarding the stock option awards we granted in fiscal 2015.
(4)	Represents amounts actually paid to our named executives based on company performance for the fiscal year under our Company Performance Executive Officer Annual Incentive Plan.
(5)	Reflects the change from the prior fiscal year in the actuarial present value of each named executive’s accumulated benefit under our qualified Pension Plan and our non-qualified Supplemental Executive Retirement Plan. Both of these plans have been closed to new participants and Mr. Gorski does not participate in either plan. Although there have been no changes in the benefits provided under these plans, the actuarial present value of these accumulated benefits increased significantly in fiscal 2015 as compared with prior years. Two significant drivers of this increase were changes in the underlying assumptions – specifically, a decrease in the discount rate used (4% at the end of fiscal 2015 compared with 4.75% at the end of fiscal 2014) and the switch to a more conservative mortality table and projection scale. For Mr. Platt, the increase in his compensation since his 2012 promotion to CEO was also a significant factor, since the salary formula used to calculate the benefit is based on the best five consecutive years during the previous ten-year period.

(6)	For each named executive, this value reflects (i) company contributions to the Retirement Plan and the Supplemental Savings Plan and (ii) the total value of all perquisites received during fiscal 2015, each as set forth below:

Name	Contributions to Retirement Plan and Supplemental Savings Plan ($)	Perquisites(7),(8) ($)	Total, All Other Compensation ($)
Mr. Platt	17,425	72,435	89,860
Mr. Fanning	23,713	18,527	42,240
Mr. Gorski	38,075	21,292	59,367
Mr. Lundstrom	16,812	3,199	20,011
Mr. Bennett	32,426	21,451	53,877

Each named executive’s fiscal 2015 “Perquisites” figure is comprised of the following: parking; club memberships (except for Mr. Lundstrom); financial planning and income tax preparation (for fiscal 2015, this perquisite totaled $16,625 for Mr. Platt and $12,295 for each of Messrs. Fanning, Gorski, and Bennett); for Mr. Platt, a corporate apartment in Houston (see footnote 7) and personal use of our corporate airplane (see footnote 8). We do not reimburse any executive for tax liability incurred in connection with any perquisite.

(7)	As our chief executive officer, Mr. Platt divides his time between our New Orleans and Houston offices, and thus we cover the cost of maintaining a corporate apartment in Houston for him. We value this perquisite by subtracting from the actual annual cost of the apartment the estimated amount saved on hotel room expenses for the number of nights Mr. Platt spent in Houston. For fiscal 2015, the aggregate incremental cost to the company to provide this benefit to Mr. Platt was $24,088.
(8)	The “All Other Compensation” figure for Mr. Platt includes his personal use of our company’s airplane. The board’s policy is that personal use of the airplane should be limited, and the compensation committee regularly monitors such use. In fiscal 2015, the aggregate incremental cost to the company for Mr. Platt’s personal use of the airplane was $25,963. This figure was calculated by multiplying the number of hours of personal use by the hourly cost to operate the airplane, adding in incidental expenses.

FISCAL 2015 GRANTS OF PLAN-BASED AWARDS

The following table presents additional information regarding phantom stock and option awards, as well as non-equity incentive plan awards, granted to our named executives during the fiscal year ended March 31, 2015.

Name and Type of Grant	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units(#)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards(8) ($)
		Threshold ($)	Target ($)	Maximum ($)
Jeffrey M. Platt
Annual Cash Incentive:
Company Performance(1)	—	114,401	536,250	1,430,000
Individual Performance(2)	—	—	178,750	357,500
Option Grant(3)	3/17/2015					87,068	$22.80	482,355
Phantom Stock Unit Grant(4)	3/17/2015				50,987			1,162,504
CBP Award—TSR Metric(5)(6)	3/17/2015	206,677	1,033,385	2,066,770
CBP Award—ROTC Metric(5)(7)	3/17/2015	170,483	516,615	1,033,230
Quinn P. Fanning
Annual Cash Incentive:
Company Performance(1)	—	60,040	281,438	750,500
Individual Performance(2)	—	—	93,813	187,625
Option Grant(3)	3/17/2015					56,184	$22.80	311,259
Phantom Stock Unit Grant(4)	3/17/2015				32,895			750,006
CBP Award—TSR Metric(5)(6)	3/17/2015	66,663	333,317	666,634
CBP Award—ROTC Metric(5)(7)	3/17/2015	54,989	166,633	333,266
Jeffrey A. Gorski
Annual Cash Incentive:
Company Performance(1)	—	57,836	271,106	722,950
Individual Performance(2)	—	—	90,369	180,738
Option Grant(3)	3/17/2015					56,184	$22.80	311,259
Phantom Stock Unit Grant(4)	3/17/2015				32,895			750,006
CBP Award—TSR Metric(5)(6)	3/17/2015	66,663	333,317	666,634
CBP Award—ROTC Metric(5)(7)	3/17/2015	54,989	166,633	333,266
Bruce D. Lundstrom
Annual Cash Incentive:
Company Performance(1)	—	58,718	275,239	733,970
Individual Performance(2)	—	—	91,746	183,493
Option Grant(3)	3/17/2015					48,693	$22.80	269,758
Phantom Stock Unit Grant(4)	3/17/2015				28,509			650,005
CBP Award—TSR Metric(5)(6)	3/17/2015	57,775	288,874	577,748
CBP Award—ROTC Metric(5)(7)	3/17/2015	47,657	144,416	288,832
Joseph M. Bennett
Annual Cash Incentive:
Company Performance(1)	—	44,216	207,266	552,708
Individual Performance(2)	—	—	69,089	138,177
Option Grant(3)	3/17/2015					33,710	$22.80	186,755
Phantom Stock Unit Grant(4)	3/17/2015				19,737			450,004
CBP Award—TSR Metric(5)(6)	3/17/2015	39,998	199,990	399,980
CBP Award—ROTC Metric(5)(7)	3/17/2015	32,993	99,980	199,960

(1)	Each of our named executives was eligible to receive a cash bonus under our Company Performance Executive Officer Annual Incentive Plan based on the company’s achievement of annual performance goals. The amount actually paid to each executive for fiscal 2015 pursuant to this program is reflected in the “Fiscal 2015 Summary Compensation Table” under the heading “Non-Equity Incentive Plan Compensation.” The Company Performance Executive Officer Annual Incentive Plan provides for a maximum award amount of $3 million per participant.

(2)	Each of our named executives was also eligible to receive a cash bonus under our Individual Performance Executive Officer Annual Incentive Plan based on his individual performance during fiscal year 2015. The amount actually paid to him for fiscal 2015 is included in the “Bonus” column of the “Fiscal 2015 Summary Compensation Table.” The Individual Performance Executive Officer Annual Incentive Plan, which does not contain a threshold performance level, provides for a maximum award of 200% of target.
(3)	Stock options granted in fiscal 2015 under our 2014 Stock Incentive Plan have a term of 10 years and vest one-third per year on the first three anniversaries of the date of grant.
(4)	Consists of time-based phantom stock units granted under our Second Amended and Restated Phantom Stock Plan, which vest and pay out one-third per year on the first three anniversaries of the date of grant in a cash amount equal to the closing price of our common stock on the vesting date.
(5)	As part of its long-term incentive awards for fiscal 2015, the company granted each named executive a “cash-based performance award” (CBP award) under our 2014 Stock Incentive Plan, of which any payout will be based on two separate performance metrics measured over a three-year period. For two-thirds of the CBP award, any payout earned will be determined on the basis of the company’s three-year TSR relative to that of its peers (see note 6), while any payout earned on the remaining one-third will be determined on an internal capital return metric (see note 7). For each of the two components, payout may range between 0-200% of target, with payout pro-rated for performance falling between any two performance levels. Following fiscal 2018 (the final year in the three-year performance period), the committee will determine the extent to which each metric was met and the CBP awards will pay out in cash, unless the committee elects to settle all or part of the amount due a named executive (net of any withholding obligation) in shares of common stock.
(6)

Any payout under this portion of the CBP award will be determined based on the company’s TSR as measured against that of its peer group for the three-year period from April 1, 2015 to March 31, 2018. The dollar value shown in the “target” column represents the target award (performance at the 50th percentile). At the threshold performance level (the 30th percentile), participants receive 20% of the target award, but if the company’s TSR is equal to or falls below the 25th percentile, the named executives will not receive any payout under the TSR portion of their CBP awards. If the company’s performance is equal to or surpasses the 75th percentile, participants will earn the maximum 200%.

(7)	Any payout under this portion of the CBP award will be determined based on the simple average of the company’s return on total capital for each of the three fiscal years in the period from April 1, 2015 to March 31, 2018 (SAROTC). The dollar value shown in the “target” column represents the target award (earned if SAROTC equals 6.0%). At the threshold performance level (4.0% SAROTC), participants receive 33% of the target award, but if SAROTC falls below 4.0%, the named executives will not receive any payout under the SAROTC portion of their CBP awards. If the company’s SAROTC is equal to or surpasses 11.0%, participants will earn the maximum 200%.
(8)	Each equity award is valued based on the aggregate grant date fair value computed in accordance with FASB ASC Topic 718.

Salary.    Salaries paid to our named executives are set forth in the Fiscal 2015 Summary Compensation Table. For fiscal 2015, salaries paid to each named executive who was serving as an executive at the end of the fiscal year accounted for the following percentages of their total annual compensation (not including changes in pension value and nonqualified deferred compensation earnings): Mr. Platt, 19.4%; Mr. Fanning, 19.7%; Mr. Gorski, 19.2%; Mr. Lundstrom, 21.2%; and Mr. Bennett, 21.5%.

Bonus and Non-equity Incentive Plan Compensation.    The bonus and non-equity incentive plan compensation set forth in the tables above reflects annual cash incentive compensation under our Company Performance Executive Officer Annual Incentive Plan and our Individual Performance Executive Officer Annual Incentive Plan. The annual cash incentive compensation is earned based upon two financial metrics (cash flow from operations and vessel operating margin percentage), safety performance, and individual performance. The amounts actually earned by each of our named executives are reflected in the Fiscal 2015 Summary Compensation Table, while the Fiscal 2015 Grants of Plan-Based Awards table reports the range of possible outcomes under the plans. The performance goals are discussed in greater detail under the heading “Compensation Discussion and Analysis—Annual Cash Incentive Compensation.”

Long-Term Incentive Compensation.    Each year, we provide long-term incentive awards to our executives. In fiscal 2015, these long-term incentives consisted of phantom stock units granted under the Second Amended and Restated Tidewater Inc. Phantom Stock Plan and stock options and a cash-based performance award granted under the Tidewater Inc. 2014 Stock Incentive Plan.

Phantom stock units and stock options are intended to reward executives for generating appreciation in our company’s stock price through their individual performance. We pay dividend equivalents currently on the phantom stock units. During fiscal 2015, the quarterly dividend rate was $0.25 per share. With respect to the stock options, executives have no ownership rights in the shares of common stock underlying those options prior to exercise. Both phantom stock units and stock options will vest one-third per year on the first three anniversaries of the date of grant.

The CBP award is a cash-based, three-year award subject to two performance components that operate separately. Approximately one-third of the CBP award will be earned on the basis of an absolute metric (the simple average of the company’s return on total capital over a three-year period) and the remaining two-thirds will be earned on the basis of a relative metric (the company’s TSR performance over a three-year period relative to a defined peer group). For each component, the cash payout may range between 0-200% of the target, with no payout if the lowest performance hurdle is not achieved (for the absolute metric, if our three-year SAROTC is below 4.0%, and, for the relative metric, if relative TSR falls in the 25th percentile or lower). Upon certain terminations (death, disability, and, if approved by the committee, retirement at or after age 62 with at least five years of service), the executive will be permitted to continue to hold a pro-rata portion of CBP award as of the date of termination, to be paid at the end of the performance period based on the level of achievement of the applicable performance metric; however, if the executive’s employment terminates for any other reason, the entire CBP award will be forfeited as of the date of termination. Following the end of the performance period, if the committee determines that the named executives have earned a payout under the CBP awards, those awards will pay out in cash unless the committee elects to settle the after-tax obligation, in whole or in part, in shares of common stock, based on the value of the shares as of the date of their determination.

Because the CBP award is a cash-based award not tied to our stock price, it is reported in our fiscal 2015 Grants of Plan-Based Awards table but will not be reported in our Summary Compensation table until the final year of the performance period (and only to the extent any payout is earned).

Employment Agreements.    None of the named executives has a written employment agreement with the company, although each is party to a change of control agreement as described in greater detail under “Potential Payments Upon Termination or Change of Control.”

OUTSTANDING EQUITY AWARDS AT MARCH 31, 2015

The following table illustrates the outstanding equity awards held by our named executives as of March 31, 2015.

Name	Option Awards				Stock Awards
	Securities Underlying Unexercised Options				Stock Awards that Have Not Vested			Equity Incentive Plan Awards that Have Not Vested
	Number Exercisable (#)	Number Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units (#)		Market Value(1) ($)	Number of Unearned Shares, Units or Other Rights (#)		Market or Payout Value(1) ($)
Jeffrey M. Platt	13,000	—	55.76	3/29/2016	38,130	(2)	729,808	7,639	(4)	146,210
	6,500	—	57.65	3/21/2017	50,987	(3)	975,891	66,741	(5)	1,277,423
	23,263	—	56.71	3/5/2018
	33,388	—	33.83	3/4/2019
	35,864	—	45.75	3/3/2020
	—	87,068	22.80	3/17/2025
Quinn P. Fanning	20,652	—	61.82	7/30/2018	18,984	(2)	363,354	5,910	(4)	113,117
	20,718	—	33.83	3/4/2019	32,895	(3)	629,610	27,888	(5)	533,776
	27,705	—	45.75	3/3/2020
	—	56,184	22.80	3/17/2025
Jeffrey A. Gorski	—	—	—	—	21,572	(2)	412,888	25,699	(5)	491,879
	—	—	—	—	32,895	(3)	629,610
	—	56,184	22.80	3/17/2025
Bruce D. Lundstrom	5,333	—	65.69	9/24/2017	16,076	(2)	307,695	6,144	(4)	117,596
	22,513	—	56.71	3/5/2018	28,509	(3)	545,662	23,350	(5)	446,919
	10,773	—	33.83	3/4/2019
	28,813	—	45.75	3/3/2020
	—	48,693	22.80	3/17/2025
Joseph M. Bennett	16,000	—	55.76	3/29/2016	12,047	(2)	230,580	4,929	(4)	94,341
	5,333	—	57.65	3/21/2017	19,737	(3)	377,766	18,166	(5)	347,697
	12,739	—	56.71	3/5/2018
	25,898	—	33.83	3/4/2019
	23,088	—	45.75	3/3/2020
	—	33,710	22.80	3/17/2025

(1)	The market value of all reported stock awards is based on the closing price of our common stock on the last trading day of fiscal 2015, March 31, 2015, as reported on the NYSE ($19.14).
(2)	Represents time-based RSUs held by our named executives, which vest as follows:

Time-Based Restricted Stock Units by Vesting Date
Name	6/1/15 (#)	3/10/16 (#)	3/27/16 (#)	3/10/17 (#)	Total Unvested RSUs
Mr. Platt	4,929	10,472	12,258	10,471	38,130

Mr. Fanning	—	6,756	5,472	6,756	18,984

Mr. Gorski	2,588	6,756	5,472	6,756	21,572

Mr. Lundstrom	—	5,630	4,816	5,630	16,076

Mr. Bennett	—	4,054	3,940	4,053	12,047

(3)	Represents time-based phantom stock units held by our named executives, which vest in three equal installments on March 17 of 2016, 2017, and 2018.

(4)	Represents shares of performance-based restricted stock held by each of our named executives other than Mr. Gorski. Vesting of these awards was contingent upon the simple average of the company’s annual return on capital employed (SAROCE) for fiscal years 2012, 2013, 2014, and 2015 meeting or exceeding 9%. Following the end of the fiscal year, the committee determined that the metric had not been met (SAROCE was 5.3%), and thus all such shares were forfeited on May 28, 2015.
(5)	Represents performance-based RSUs held by our named executives that are scheduled to vest and pay out in shares of common stock based on the company’s achievement of a specific three-year performance metric. The number of RSUs granted represent the target number of shares, although payout may range between 0-200% of the target award. At targeted performance levels, these performance-based RSUs will vest as follows:

Grant Date	Vesting Date and Conditions	Shares of Unvested Performance-Based RSUs by Vesting Date and Conditions
		Mr. Platt (#)	Mr. Fanning (#)	Mr. Gorski (#)	Mr. Lundstrom (#)	Mr. Bennett (#)
3/14/2012 and 6/1/2012	Vesting is contingent upon the company’s three-year TSR rank (for the period April 1, 2012 to March 31, 2015) relative to a defined peer group. Vesting and payout will occur upon the committee’s certification, no later than 5/31/2015, of the company’s relative TSR rank for the performance period. Following the end of the fiscal year, the committee determined that the metric was not met (the company’s relative TSR rank was 17.4 percentile), and therefore all of these restricted stock units were forfeited on May 28, 2015.	16,941	9,547	7,358	7,683	6,176

3/27/2013	Vesting is contingent upon the company’s three-year TSR rank (for the period April 1, 2013 to March 31, 2016) relative to a defined peer group. Vesting and payout will occur upon the committee’s certification, no later than 5/31/2016, of the company’s relative TSR rank for the performance period.	18,385	8,208	8,208	7,223	5,910

3/10/2014	Vesting is contingent upon the company’s three-year TSR rank (for the period April 1, 2014 to March 31, 2017) relative to a defined peer group. Vesting and payout will occur upon the committee’s certification, no later than 5/31/2017, of the company’s relative TSR rank for the performance period.	15,707	5,066	5,066	4,222	3,040

3/10/2014	Vesting is contingent upon the simple average of the company’s return on total capital (ROTC) for each of the three years from April 1, 2014 to March 31, 2017 (SAROTC). Vesting and payout will occur upon the committee’s certification, no later than 5/31/2017, of the company’s SAROTC.	15,708	5,067	5,067	4,222	3,040

Total Unvested Performance-Based RSUs		66,741	27,888	25,699	23,350	18,166

FISCAL 2015 OPTION EXERCISES AND STOCK VESTED

The following table sets forth information regarding the stock awards (restricted stock and RSUs) that vested during fiscal 2015 for each of our named executives. None of our named executives exercised any stock options during fiscal 2015.

	Stock Awards
Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting(1) ($)
Jeffrey M. Platt	38,758	769,844
Quinn P. Fanning	22,256	397,483
Jeffrey A. Gorski	19,635	429,622
Bruce D. Lundstrom	19,375	344,214
Joseph M. Bennett	15,165	264,994

(1)	The value realized upon the vesting of restricted stock and RSUs is based on the closing price of our common stock on the date of vesting (or, if our common stock did not trade that day, then the previous trading day’s closing price).

FISCAL 2015 PENSION BENEFITS

The following table sets forth information relating to our defined benefit pension plan (“Pension Plan”) and our Supplemental Executive Retirement Plan (“SERP”). As described in greater detail below, these plans have been closed to new participants since 2010 and thus Mr. Gorski, who joined our company in 2012, is not eligible to participate in either plan.

Name	Plan Name	Number of Years of Credited Service (#)	Present Value of Accumulated Benefits(1)($)	Payments During Last Fiscal Year ($)
Jeffrey M. Platt	SERP	19	4,053,926	—
Quinn P. Fanning	SERP	7	734,938	—
Bruce D. Lundstrom	SERP	8	837,754	—
Joseph M. Bennett	Pension Plan	25	935,930	—
	SERP	25	2,076,242	—

(1)	Benefits are assumed to commence at the earliest unreduced retirement age of 62 as a single life annuity, with pay and service as of March 31, 2015. A discussion of the other assumptions used in calculating the present value of accumulated benefits is set forth in Note 6 to our consolidated financial statements included in our Annual Report on Form 10-K for the fiscal year ended March 31, 2015.

Although both are now closed to new participants, our Pension Plan and SERP cover eligible employees of our company and participating subsidiaries. As our Pension Plan is now frozen, each of our named executives who is currently employed by the company and its participating subsidiaries is allowed to participate in our defined contribution plan, the Tidewater Retirement Plan (“Retirement Plan”). The SERP provides certain benefits to participating officers that the Pension Plan or Retirement Plan are prevented from providing because of compensation and benefit limits in the Internal Revenue Code. The Pension Plan and the SERP are referred to together as the “Pension Program.”

Mr. Bennett is the only named executive who participates in the Pension Plan, while all our named executives participate in the SERP, except for Mr. Gorski. Since Mr. Gorski joined our company after the Pension Plan and SERP were frozen, he is only eligible to participate in our Retirement Plan.

An executive officer’s benefits under the Pension Program are based on his highest average of five consecutive calendar years of gross pay over the last 10 years (“final average pay”) prior to his retirement. Upon normal retirement at age 65, an officer participating in the Pension Program receives a monthly benefit equal to the sum of (i) 2% of the portion of final average pay that exceeds Social Security covered compensation, multiplied by years of service up to a maximum of 35, plus (ii) 1.35% of the portion of final average pay that does not exceed Social Security covered compensation, multiplied by years of service up to a maximum of 35, plus (iii) 1% of final average pay multiplied by years of service in excess of 35 years. A retired executive officer can elect to receive his Pension Plan benefit under a normal form of annuity or in an optional annuity form, including an option to receive a life annuity with a guaranteed number of monthly payments. Under the SERP, executive officers were given the opportunity prior to the end of 2008 to elect a lump sum payout upon retirement reduced to reflect the present value of monthly payments. Executive officers who became eligible for participation in the SERP after the end of 2008 but before it was closed to new participants in 2010 were given the opportunity to elect the time and form of payment within the first 30 days of becoming eligible. SERP benefits become fully vested and are paid out in a lump sum upon a change of control of our company.

Early retirement benefits are available upon retirement after attaining age 55 and completing 10 years of service. There is no reduction for benefits that begin at age 62 or later. For retired employees electing commencement between age 55 and 62, the reduction is 5% per year for each year prior to age 62. Mr. Bennett is currently eligible for early retirement. An executive officer may select a life annuity or an equivalent optional form of settlement. However, SERP benefits are paid in a lump sum upon a change of control.

Since Mr. Bennett has completed more than five years of service (he has 25 years of service as of March 31, 2015), he is fully vested under the Pension Program. However, effective December 31, 2010, no further benefits accrue under the Pension Plan, and therefore Mr. Bennett has been accruing retirement benefits since that date under the Retirement Plan.

Since Messrs. Platt, Fanning, and Lundstrom participate in the SERP but not in the Pension Plan, each of them, when eligible, will receive a SERP benefit equal to the actuarial equivalent of the excess of (i) the benefit which could have been payable as a monthly single life annuity under the Pension Program, described above, if they had been eligible to participate in the Pension Plan less (ii) a hypothetical Retirement Plan benefit based upon a monthly single life annuity. The hypothetical Retirement Plan benefit is the executive’s actual Retirement Plan account balance as of the date he became an officer with increases based upon certain assumptions including an annual contribution of 3% of eligible compensation and interest at 6%, compounded annually.

Although the SERP was closed to new participants effective March 4, 2010, SERP benefits will continue to accrue for existing participants.

FISCAL 2015 NON-QUALIFIED DEFERRED COMPENSATION

The following table summarizes the compensation our named executives have deferred under our Supplemental Savings Plan.

Name	Executive Contributions in Last FY(1)($)	Registrant Contributions in Last FY(2) ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at 3/31/15(3) ($)
Jeffrey M. Platt	185,764	—	115,826	—	1,974,701
Quinn P. Fanning	13,800	6,900	11,753	(169,957)	44,043
Jeffrey A. Gorski	130,017	23,928	24,300	—	374,285
Bruce D. Lundstrom	—	—	—	—	—
Joseph M. Bennett	—	—	—	—	—

(1)	All amounts reported in this column are also included in the fiscal 2015 row of the column entitled “Salary” in the “Fiscal 2015 Summary Compensation Table.”
(2)	All amounts reported in this column are also included in the fiscal 2015 row of the column entitled “All Other Compensation” in the “Fiscal 2015 Summary Compensation Table.”
(3)	Of the amounts reported in this column, the following aggregate amounts were included in the “Fiscal 2015 Summary Compensation Table” for fiscal years 2013, 2014, and 2015: Mr. Platt, $268,297; Mr. Fanning, $156,001; and Mr. Gorski, $262,855.

Our Supplemental Savings Plan allows certain officers and other designated participants who earn over the qualified 401(k) plan limits to participate in the Supplemental Savings Plan and to receive company contributions. A participant is permitted to contribute an aggregate of between 2% and 75% of base salary to the Retirement Plan and the Supplemental Savings Plan. In addition, a participant may defer up to 100% (in 25% increments) of his bonus compensation. The company makes a 50% matching contribution of up to 8% of salary contributed to the Retirement Plan and the Supplemental Savings Plan. The participant’s contribution and the company’s matching contribution are invested as instructed by the participant in one or more investment funds offered through the Supplemental Savings Plan for fiscal 2015. The annual rate of return for these funds for fiscal 2015 was as follows:

Fund	One Year Total Return
AMERICAN EUROPACIFIC GROWTH FUND (CLASS R5 SHARES)	2.77%
JPMORGAN EQUITY INCOME FUND (CLASS R5 SHARES)	11.16%
BLACKROCK S & P 500 STOCK FUND (CLASS I SHARES)	12.62%
FRANKLIN SMALL CAP GROWTH FUND (CLASS Advisor SHARES)	5.55%
FRANKLIN MUTUAL GLOBAL DISCOVERY FUND (CLASS Z SHARES)	6.37%
MFS TOTAL RETURN FUND (CLASS R4)	7.64%
JP MORGAN GOVERNMENT BOND SELECT FUND (CLASS SELECT)	5.75%
VICTORY MIDCAP CORE GROWTH FUND (CLASS Y SHARES)	14.81%
VICTORY INTEGRITY SMALL CAP VALUE FUND (CLASS Y SHARES)	9.58%
PIMCO TOTAL RETURN FUND (CLASS I SHARES)	5.64%
T ROWE PRICE NEW AMERICAN GROWTH FUND	16.88%
MERRILL LYNCH READY ASSETS PRIME MONEY FUND	0.01%
WELLS FARGO ADV SPEC MED CAP VALUE FUND (CLASS I SHARES)	12.31%

The Supplemental Savings Plan is unfunded, but the company has established a rabbi trust to set aside funds for the payment of benefits. The amounts deposited in this trust are subject to the claims of the company’s creditors. Benefits are generally paid out following termination of employment, and a participant can elect to have distributions made in approximately equal annual installments over a period not to exceed ten years or in a lump sum. The benefits will be paid in a lump sum upon a change of control of the company.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

The following information and table set forth the amount of payments to each of our named executives that would be made in the event of a termination of employment as a result of a voluntary termination, normal and early retirement, death, disability, termination with or without cause, and termination following a change in control. The table also sets forth the amount of payments to each of our named executives in the event of a change of control without a termination of employment.

We do not have employment agreements with any of our executives. We do have change of control agreements with each of our named executives that provide for payments and benefits in the event of a termination of employment following a change of control of the company. The change of control agreements are described in detail below.

Assumptions and General Principles.    The following assumptions and general principles apply with respect to the following table and any termination of employment of a named executive.

•

The amounts shown in the table assume that the date of termination of employment of each named executive was March 31, 2015. Accordingly, the table reflects amounts payable to our named executives as of March 31, 2015 and includes estimates of amounts that would be paid to the named executive upon the occurrence of a termination or change in control. The actual amounts that would be paid to a named executive can only be determined at the time of the termination or change in control.

•

If a named executive is employed on March 31 of a given year, that executive will generally be entitled to receive an annual cash bonus for that year pursuant to our Executive Officer Annual Incentive Plan. Even if a named executive resigns or is terminated with cause at the end of the fiscal year, the executive may receive an incentive bonus, because the executive had been employed for the entire fiscal year. Under these scenarios, this payment is not a severance or termination payment, but is a payment for services provided over the course of the year and therefore is not included in the table. The officer would not receive a pro-rated bonus payment under these circumstances if employment terminated prior to the end of the year.

•

A named executive may exercise any stock options that are vested and exercisable prior to the date of termination and is entitled to receive unrestricted shares of common stock with respect to RSU awards that vested prior to the date of termination. In addition, upon a change of control of our company, the vesting of options, time-vested RSUs, and phantom stock is accelerated and the CBP award would pay out at the target level for each of the two performance components. Upon a named executive’s death or disability (or, if specifically approved by the committee, the executive’s retirement), the vesting of stock options, time-vested RSUs, and phantom stock is also accelerated and the named executive (or his estate or heirs, if applicable) may retain a pro-rata portion of his performance-based RSUs and the CBP award, which would remain subject to their original performance conditions. The value of the accelerated awards is reflected in the table, as well as any value of vested but unexercised options that were in the money on March 31, 2015.

•

A named executive will be entitled to receive all amounts accrued and vested under our retirement and savings programs including any pension plans and deferred compensation plans in which the named executive participates. These amounts will be determined and paid in accordance with the applicable plan, and benefits payable under the non-qualified plans in which the named executives participate are also reflected in the table. Qualified retirement plan benefits payable under our Pension Plan and Retirement Plan are not included.

Retirement and Termination Without Cause.    A named executive is eligible to retire after achieving age 62 and at least five years of service. Upon retirement or termination of the named executive’s employment by the company without cause, a named executive may receive benefits under the Executive Officer Annual Incentive Plan. The compensation committee may determine to pay a pro-rated bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed.

Death and Disability.    Upon death or disability, a named executive, or his estate, as the case may be, will receive a pro-rated bonus for the fiscal year in which termination occurs based upon the performance criteria in effect for such year and the percentage of salary applicable to such named executive’s bonus, but applied to the actual salary amount paid to the named executive for the portion of the year that the participant was employed. Upon death or termination due to disability, all stock options will immediately vest and become exerciseable, all time-based RSUs will vest and pay out in an equivalent number of shares of common stock, and all phantom stock will vest and pay out in cash. Each named executive (or his estate or heirs, if applicable) will be permitted to retain a pro-rated number of performance-based RSUs and a pro-rata portion of his cash-based performance award, each of which will then pay out as scheduled at the end of the performance period to the extent the performance metric is met for the whole period. The amounts set forth in the table for RSUs reflect the number of shares that would be received upon the vesting and payout of RSUs, multiplied by the closing price of our common stock on March 31, 2015.

Voluntary Termination and Termination for Cause.    A named executive is not generally entitled to receive any additional forms of severance payments or benefits upon his voluntary decision to terminate employment with the company prior to being eligible for retirement or upon termination for cause. Any named executive who voluntarily terminates his employment with the company or is terminated by the company for cause would not receive a pro-rated bonus, unless otherwise determined by the compensation committee. In the past, the compensation committee has not elected to make payments under these circumstances and, accordingly, no bonus amounts are included in the “Estimated Payments on Termination or Change in Control” table for a voluntary termination or a termination for cause.

Change of Control.    Upon the occurrence of a change of control, as generally defined below, all outstanding stock options will immediately vest and become exercisable, all shares of restricted stock will immediately vest and become unrestricted, all time-based RSUs will vest and pay out in an equivalent number of shares of common stock, and a named executive will be deemed to have achieved the target level for the performance criteria applicable to his cash-based performance award and promptly receive the corresponding cash payment. Named executives would be permitted to continue to hold their performance-based RSUs, which would vest and pay out as scheduled at the end of the performance period to the extent the performance metric is met. Amounts reflected for stock options in the table below reflect the difference, if any, between the closing price of our common stock on March 31, 2015 and the exercise price for each option for which vesting would accelerate. The amounts set forth in the table for RSUs reflect the number of shares that would be received upon the vesting and payout of RSUs, multiplied by the closing price of our common stock on March 31, 2015.

We have entered into change of control agreements with each of our named executives. Each named executive’s agreement renews annually on January 1, unless the compensation committee gives notice during the previous year that the agreement will not be renewed (by June 30 for Mr. Gorski and by March 31 for all other named executives). Generally, pursuant to these agreements, a change of control occurs:

(a) upon the acquisition by any person or entity of beneficial ownership of 30% or more of the outstanding shares of the company’s common stock, or 30% or more of the combined voting power of the company’s then outstanding securities (other than (i) acquisitions of common stock directly from the company, (ii) acquisitions of common stock by the company or its subsidiaries, (iii) any acquisition of common stock by any employee benefit plan (or related trust) sponsored or maintained by the company or any corporation controlled by the company, or (iv) any acquisition of common stock by any corporation in connection with a business transaction as proscribed in the agreement);

(b) if a majority of the company’s incumbent board of directors is replaced except in specific circumstances;

(c) upon the consummation of a reorganization, merger or consolidation (including a merger or consolidation of the company or any direct or indirect subsidiary of the company), or sale or other disposition of all or substantially all of the assets of the company (a “Business Combination”), in each case, unless, immediately following such Business Combination, (i) the voting securities of the company immediately prior to the Business Combination represent more than 50% of the combined voting power of the then-outstanding voting securities of the entity resulting from the transaction, (ii) except to the extent that such ownership existed prior to the Business Combination, no person beneficially owns, directly or indirectly, 30% or more of the then outstanding shares of common stock of the corporation resulting from such Business Combination or 30% or more of the combined voting power of the then outstanding voting securities of such corporation, and (iii) at least a majority of the members of the board of directors of the corporation resulting from the Business Combination were members of the incumbent board of the company at the time of initiating the Business Combination; or

(d) upon approval by the stockholders of the company of a complete liquidation or dissolution of the company.

The change of control agreements provide that upon a termination of employment following a change in control (other than termination for cause or by reason of death or disability) or if the named executive terminates his employment in certain circumstances defined in the agreement which constitute “good reason,” in addition to the accelerated vesting of stock options and restricted stock described above, each will receive a lump sum payment equal to three times the officer’s base salary at termination, plus a payment equal to three times the greater of the average of his last three bonuses or the target bonus for which the officer is eligible within the following twelve months. The change of control agreements also provide for a pro-rated bonus assuming performance at the target level for the portion of the year prior to termination. Also, the officer will be entitled to continued life and health insurance benefits for thirty-six months following the date of termination. The officer will immediately become fully vested in his benefits under each of our supplemental or excess retirement plans in which the officer participated. All benefits under each of our supplemental or excess retirement plans will be paid out in a lump sum upon the change of control. In addition, we will increase the payout by an amount equal to the additional benefits to which the officer would have been entitled under any of our qualified or non-qualified defined benefit or defined contribution plans, as if the officer had continued to participate in such plans for three years following the change of control.

The change of control agreements of Messrs. Fanning and Lundstrom have terms that differ from the terms of our change of control agreements with Messrs. Platt, Gorski, and Bennett. The agreements of Messrs. Fanning and Lundstrom:

•	do not provide additional compensation credit for purposes of calculating the SERP benefit payout;

•	include a gross-up payment to cover any excess parachute payment tax; and

•

do not include within the definition of a “good reason” termination necessary to trigger a severance benefit in a situation where the officer does not have a commensurate position following the change of control with the corporation resulting from a business combination. If the resulting corporation is controlled by a parent entity, “good reason” would not exist simply because the named executive did not have a commensurate position with the parent entity.

The agreements of Messrs. Platt, Gorski, and Bennett:

•	do provide additional compensation credit in calculating the SERP payment amount (except for Mr. Gorski, who is not a SERP participant);

•	do not include a parachute payment excise tax gross-up; and

•	do include within the definition of “good reason” a situation where the officer does not have a commensurate position with the ultimate parent company after the change of control.

The company did not materially amend any existing change of control agreements in fiscal 2015. In addition, the committee has determined that any new change of control agreements will not provide parachute payment excise tax gross-ups.

ESTIMATED PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

The following table summarizes the amounts that would be payable to our named executives under various termination or change in control scenarios, if those events had occurred on the last day of our 2015 fiscal year (March 31, 2015).

Event	J.M. Platt	Q.P. Fanning	J.A. Gorski	B.D. Lundstrom	J.M. Bennett
Death or Disability
Prorated annual incentive	$923,423	$482,759	$464,134	$473,961	$356,912
Accelerated vesting of time-based awards	$1,705,699	$992,964	$1,042,498	$853,357	$608,346
Subtotal—Termination-Related Benefits	$2,629,122	$1,475,723	$1,506,632	$1,327,318	$965,258

Vested stock options	$0	$0	$0	$0	$0
SERP	$4,053,926	$734,938	$—	$837,754	$2,076,242
Supplemental Savings Plan	$1,974,701	$44,043	$374,285	$0	$0
Total	$8,657,749	$2,254,704	$1,880,917	$2,165,072	$3,041,500

Retirement
Prorated annual incentive	$923,423	$482,759	$464,134	$473,961	$356,912
Accelerated vesting of time-based awards	$0	$0	$0	$0	$0
Subtotal—Termination-Related Benefits	$923,423	$482,759	$464,134	$473,961	$356,912

Vested stock options	$0	$0	$0	$0	$0
SERP	$4,053,926	$734,938	$—	$837,754	$2,076,242
Supplemental Savings Plan	$1,974,701	$44,043	$374,285	$0	$0
Total	$6,952,050	$1,261,740	$838,419	$1,311,715	$2,433,154

Termination without Cause
Prorated annual incentive	$923,423	$482,759	$464,134	$473,961	$356,912
Subtotal—Termination-Related Benefits	$923,423	$482,759	$464,134	$473,961	$356,912

Vested stock options	$0	$0	$0	$0	$0
SERP	$4,053,926	$734,938	$—	$837,754	$2,076,242
Supplemental Savings Plan	$1,974,701	$44,043	$374,285	$0	$0
Total	$6,952,050	$1,261,740	$838,419	$1,311,715	$2,433,154

Voluntary Termination/Termination with Cause (No Termination-Related Benefits)
Vested stock options	$0	$0	$0	$0	$0
SERP	$4,053,926	$734,938	$—	$837,754	$2,076,242
Supplemental Savings Plan	$1,974,701	$44,043	$374,285	$0	$0
Total	$6,028,627	$778,981	$374,285	$837,754	$2,076,242

Change in Control (No Termination)
Accelerated vesting of time-based awards	$1,705,699	$992,964	$1,042,498	$853,357	$608,346
Payout of CBP award	$1,550,000	$499,950	$499,950	$433,290	$299,970
Total	$3,255,699	$1,492,914	$1,542,448	$1,286,647	$908,316

Change in Control with Termination
Prorated annual incentive	$923,423	$482,759	$464,134	$473,961	$356,912
Accelerated vesting of time-based awards	$1,705,699	$992,964	$1,042,498	$853,357	$608,346
Payout of CBP award	$1,550,000	$499,950	$499,950	$433,290	$299,970
Cash severance payment	$4,520,773	$2,590,937	$2,225,925	$2,546,595	$1,912,307
Continued benefits and additional retirement plan credit	$1,525,457	$180,980	$121,326	$142,227	$543,000
Tax gross-up	$0	$5,305,989	$0	$5,041,049	$0
Subtotal—Termination-Related Benefits	$10,225,352	$10,053,579	$4,353,833	$9,490,479	$3,270,535

Vested stock options	$0	$0	$0	$0	$0
SERP	$4,053,926	$734,938	$—	$837,754	$2,076,242
Additional SERP Benefit	$3,524,620	$236,917	$—	$237,020	$1,100,710
Supplemental Savings Plan	$1,974,701	$44,043	$374,285	$0	$0
Total	$19,778,599	$11,069,477	$4,728,118	$10,565,253	$6,897,487

AUDIT COMMITTEE REPORT

The audit committee is currently comprised of five directors, all of whom are independent, as defined by SEC rules and the NYSE’s listing standards. We operate under a written charter approved by our committee and adopted by the board, which is available under “Committee Charters” in the “About Tidewater—Corporate Governance” section of our website at http://www.tdw.com. Our primary function is to assist the board in its oversight of: (1) the integrity of the financial statements, reports and other financial information provided by the company to any governmental or regulatory body, the public or other users thereof; (2) the company’s compliance with certain legal and regulatory requirements; (3) the independent registered public accounting firm’s qualifications and independence; (4) the performance of the company’s internal audit function and independent registered public accounting firm; and (5) the company’s systems of disclosure controls and procedures and internal controls over financial reporting.

We oversee the company’s financial reporting process on behalf of the board. We are responsible for monitoring this process, but we are not responsible for developing and consistently applying the company’s accounting principles and practices, preparing and maintaining the integrity of the company’s financial statements and maintaining an appropriate system of internal controls, auditing the company’s financial statements and the effectiveness of internal control over financial reporting, or reviewing the company’s unaudited interim financial statements. Those are the responsibilities of management and the company’s independent registered public accounting firm, respectively.

During fiscal 2015, management assessed the effectiveness of the company’s system of internal control over financial reporting in connection with the company’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002. We reviewed and discussed with management and Deloitte & Touche LLP, the company’s independent registered public accounting firm (“Deloitte & Touche”), management’s report on internal control over financial reporting and Deloitte & Touche’s report on their audit of the company’s internal control over financial reporting as of March 31, 2015, both of which are included in the company’s annual report on Form 10-K for the year ended March 31, 2015.

Appointment of Independent Registered Public Accounting Firm; Financial Statement Review

In July 2014, in accordance with our charter, we appointed Deloitte & Touche as the company’s independent registered public accounting firm for fiscal 2015. We have reviewed and discussed the company’s audited financial statements for fiscal year 2015 with management and Deloitte & Touche. Management represented to us that the audited financial statements fairly present, in all material respects, the financial condition, results of operations and cash flows of the company as of and for the periods presented in the financial statements in accordance with accounting principles generally accepted in the United States, and Deloitte & Touche provided an audit opinion to the same effect.

We have received from Deloitte & Touche the written disclosures and the letter required by the Public Company Accounting Oversight Board (PCAOB) Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence, regarding the company’s independent registered public accounting firm’s independence, and we have discussed with them their independence from the company and management. We have also discussed with Deloitte & Touche the matters required to be discussed by Auditing Standard No. 16, Communications with Audit Committees, as adopted by the PCAOB.

In addition, we have discussed with Deloitte & Touche the overall scope and plans for their audit, and have met with them and management to discuss the results of their examination, their understanding and evaluation of the company’s internal controls as they considered necessary to support their opinions on the financial statements and on the internal control over financial reporting for fiscal year 2015, and various factors affecting the overall quality of accounting principles applied in the company’s financial reporting. Deloitte & Touche also met with us without management being present to discuss these matters.

Based on the review and discussions referred to above, the audit committee recommended to the board (and the board has approved) that the audited financial statements be included in our company’s Annual Report on Form 10-K for the year ended March 31, 2015 for filing with the SEC. The audit committee has selected Deloitte & Touche as the company’s independent registered public accounting firm for fiscal year 2016, and that selection is being presented to the stockholders for ratification at the annual meeting.

Audit Committee:

James C. Day, Chairman

M. Jay Allison

J. Wayne Leonard

Richard D. Paterson

Cindy B. Taylor

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Fees and Related Disclosures for Accounting Services

The following table lists the aggregate fees and costs billed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu, and their respective affiliates to our company for the fiscal year ended March 31, 2014 and the fiscal year ended March 31, 2015.

	Aggregate Fees Billed
	Fiscal Year Ended March 31, 2014	Fiscal Year Ended March 31, 2015
Audit Fees(1)	$1,443,500	$1,596,250
Audit-Related Fees(2)	$292,000	$52,000
Tax Fees(3)	$154,650	$333,650
All Other Fees	$—	$—

Total	$1,890,150	$1,981,900

(1)	Relates to services rendered in connection with auditing our company’s annual consolidated financial statements for each applicable year and reviewing our company’s quarterly financial statements. Also includes services rendered in connection with statutory audits and financial statement audits of our subsidiaries.
(2)	Consists of financial accounting and reporting consultations, employee benefit plan audits, and, for fiscal 2014 only, due diligence services related to the Troms offshore acquisition.
(3)	Consists of United States and foreign corporate tax compliance services and consultations.

The audit committee has determined that the provision of services described above is compatible with maintaining the independence of the independent auditors.

Pre-Approval Policies and Procedures

The audit committee’s policy is to pre-approve the scope of all audit services, audit-related services and other services permitted by law provided by our independent registered public accounting firm. Audit services and permitted non-audit services must be pre-approved by the full audit committee, except that the chairman of the audit committee has the authority to pre-approve any specific service if the total anticipated cost of such service is not expected to exceed $25,000, and provided the full audit committee ratifies the chairman’s approval at its next regular meeting. All fiscal 2014 and fiscal 2015 non-audit services were pre-approved by the audit committee.

PROPOSAL FOR THE RATIFICATION OF

SELECTION OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

(PROPOSAL 3)

The audit committee of our board has selected Deloitte & Touche LLP (“Deloitte & Touche”) as the company’s independent registered public accounting firm to audit the financial statements of the company for the fiscal year ending March 31, 2016, which we submit to our stockholders for ratification. Although ratification is not required by our bylaws or otherwise, our board is submitting the selection of Deloitte & Touche to our stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment of Deloitte & Touche by the affirmative vote of the holders of a majority of our common stock present in person or by proxy at the meeting and entitled to vote, the audit committee will reconsider the selection of the independent auditors.

Proxies solicited hereby will be voted to ratify that selection unless stockholders specify otherwise in their proxies. Abstentions and withheld votes will be treated as votes against this proposal. Because this is a discretionary proposal, shares held by brokers, banks and other nominees may be voted with respect to this proposal if the owner of such shares does not provide voting instructions. See “Questions and Answers about the Annual Meeting and Voting.”

Representatives of Deloitte & Touche are expected to be present at the 2015 annual meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE

“FOR” RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE LLP AS THE

COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE

FISCAL YEAR ENDING MARCH 31, 2016.

STOCKHOLDER PROPOSALS

Our stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with SEC regulations and our bylaws.

We did not receive any stockholder proposals for the 2015 annual meeting and, pursuant to our bylaws, the deadline has passed for any stockholder to properly bring a matter before the meeting.

If you want us to consider including a proposal in next year’s proxy statement, including the nomination of a candidate for election to our board, you must deliver the proposal in writing to our Secretary at 601 Poydras Street, Suite 1500, New Orleans, Louisiana 70130 by February 20, 2016.

If you want to present a proposal at next year’s annual meeting but do not wish to have the proposal included in our proxy statement, you must submit it in writing to our Secretary, at the above address, no earlier than April 21, 2016 and no later than May 16, 2016, in accordance with the specific procedural requirements set forth in our bylaws. If you would like a copy of these procedures, please contact our Secretary, or access “Corporate Governance” in the “About Tidewater” section of our website at http://www.tdw.com to review our bylaws. Failure to comply with our bylaw procedures and deadlines may preclude presentation of the matter at the meeting.

CERTAIN RELATIONSHIPS AND RELATED-PARTY TRANSACTIONS

Our practice has been that any transaction or relationship involving a related person which would require disclosure under Item 404(a) of Regulation S-K of the rules and regulations of the SEC will be reviewed and approved, or ratified, by our audit committee. We had no such transactions during fiscal 2015.

The audit committee also reviews and investigates any matters pertaining to the integrity of management and directors, including conflicts of interest, or adherence to standards of business conduct required by our policies.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers, and beneficial owners of more than 10% of our common stock to file certain beneficial ownership reports with the SEC. To our knowledge, based solely on our review of copies of reports received by us and written representations by certain reporting persons, we believe that during fiscal year 2015, all Section 16(a) filing requirements applicable to our officers, directors, and persons who own more than 10% of our common stock were complied with in a timely manner, with the exception of one late report for Mr. Fanning, disclosing an open market purchase on March 6, 2015.

OTHER MATTERS

Our board knows of no business, other than as described in this proxy statement, which will be presented for consideration by the company’s stockholders at the meeting. The enclosed proxy will confer discretionary authority with respect to any other matters that may properly come before the meeting or any adjournment thereof. It is the intention of the persons named in the enclosed proxy to vote in accordance with their best judgment on any such matter.

By Order of the Board of Directors

BRUCE D. LUNDSTROM

Executive Vice President,

General Counsel and Secretary

New Orleans, Louisiana

June 19, 2015

PLEASE VOTE BY TELEPHONE OR ONLINE, OR, IF YOU HAVE RECEIVED A PAPER

COPY OF OUR PROXY MATERIALS, BY SIGNING, DATING, AND RETURNING THE

ENCLOSED PROXY CARD IN THE ENVELOPE PROVIDED.

APPENDIX A

COMPANIES INCLUDED IN FISCAL 2015 EXECUTIVE COMPENSATION ANALYSES

Peer Energy Services Companies

Company	Company’s Peer Group (all of fiscal 2015)	Towers Watson Oilfield Services Executive Compensation Survey Companies
		2013 Survey (March 2014 review)	2014 Survey (March 2015 review)
Aker Solutions			X
Atwood Oceanics, Inc.	X	X	X
Baker Hughes, Inc.		X	X
Bristow Group Inc.	X	X	X
Cameron International Corp.		X	X
Diamond Offshore Drilling, Inc.	X
Dresser-Rand Group Inc.	X
Dril-Quip Inc.	X
ENSCO plc		X	X
Exterran Holdings Inc.	X	X	X
FMC Technologies Inc.	X
GulfMark Offshore, Inc.	X
Halliburton Company		X	X
Helix Energy Solutions Group	X
Helmerich & Payne, Inc.	X	X	X
Hercules Offshore, Inc.		X	X
Hornbeck Offshore Services Inc.	X
Key Energy Services Inc.	X
Kirby Corp.	X
McDermott International Inc.	X	X	X
National Oilwell Varco		X	X
Newpark Resources, Inc.		X
Noble Corporation	X	X	X
Oceaneering International Inc.	X
Oil States International Inc.	X	X	X
Parker Drilling Company		X
Precision Drilling Corporation	X
Rowan Companies, Inc.	X		X
Schlumberger Limited		X	X
SEACOR Holdings Inc.	X
ShawCor Ltd.		X	X
Superior Energy Services Inc.	X
Technip USA		X
Teekay Corp.	X
Tetra Technologies, Inc.		X	X
Transocean, Inc.		X	X

A-1

002CSN4E0C

Electronic Voting Instructions
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on July 30, 2015.
Vote by Internet • Go to www.envisionreports.com/TDW • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website

Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A	Proposals — The Board of Directors recommends a vote FOR all nominees in Proposal 1, FOR Proposal 2, and FOR Proposal 3.

1.	Election of Directors:	For	Withhold		For	Withhold		For	Withhold	+
	01 - M. Jay Allison	☐	☐	02 - James C. Day	☐	☐	03 - Richard T. du Moulin	☐	☐

	04 - Morris E. Foster	☐	☐	05 - J. Wayne Leonard	☐	☐	06 - Richard D. Paterson	☐	☐

	07 - Richard A. Pattarozzi	☐	☐	08 - Jeffrey M. Platt	☐	☐	09 - Robert L. Potter	☐	☐

	10 - Cindy B. Taylor	☐	☐	11 - Jack E. Thompson	☐	☐

		For	Against	Abstain			For	Against	Abstain
2.	Say on Pay Vote - An advisory vote to approve executive compensation (as disclosed in the proxy statement).	☐	☐	☐	3.	Ratification of the selection of Deloitte & Touche LLP as independent registered public accounting firm for the fiscal year ending March 31, 2016.	☐	☐	☐

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below
Please vote, date, sign and promptly return this proxy. If signing as attorney, executor, officer, or in other representative capacity, please indicate title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

▼ IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy – TIDEWATER INC.

This Proxy is solicited on behalf of the Board of Directors

The undersigned appoints Bruce D. Lundstrom and D. Clayton Cambre as proxies, each with power to act alone or by substitution, to vote all shares of the undersigned in Tidewater Inc. on all matters coming before the Annual Meeting of Stockholders of Tidewater Inc. to be held on July 30, 2015, and any adjournments thereof. If the undersigned is a participant in the Tidewater Savings Plan (“Savings Plan”) or in a stock incentive plan sponsored by Tidewater Inc., this proxy card also serves as voting instructions to the Trustees of the Savings Plan to vote at the Annual Meeting, and any adjournment thereof, as specified on the reverse side hereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED, OR IF NOT DIRECTED, AS RECOMMENDED BY THE BOARD OF DIRECTORS ON ALL MATTERS LISTED ON THE BACK OF THIS CARD, AND, AS SAID PROXIES DEEM ADVISABLE, ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING. RECEIPT OF THE NOTICE OF MEETING AND PROXY STATEMENT IS HEREBY ACKNOWLEDGED. THIS PROXY REVOKES ALL PRIOR PROXIES GIVEN BY THE UNDERSIGNED.

SEE REVERSE SIDE. If you wish to vote in accordance with the Board of Directors’ recommendations, just sign on the reverse side. You need not mark any boxes.

SEE REVERSE SIDE	CONTINUED AND TO BE SIGNED ON REVERSE SIDE	SEE REVERSE SIDE